Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of May 31, 2015,

among

HANDY & HARMAN LTD.,

HANDY & HARMAN GROUP, LTD.,

HNH GROUP ACQUISITION LLC,

HNH GROUP ACQUISITION SUB LLC,

and

JPS INDUSTRIES, INC.

TABLE OF CONTENTS

Page

i

TABLE OF CONTENTS
(continued)
Page

Index of Defined Terms

Term

Acceptable Confidentiality Agreement	Section 4.02(a)
Adverse Recommendation Change	Section 4.02(d)
Affiliate Voting Agreement	Recitals
Aggregate Stockholder Approval	Section 3.01(r)
Agreement	Preamble
Alternative Acquisition Agreement	Section 4.02(b)
Appraisal Shares	Section 2.01(d)
Authorizations	Section 3.01(j)
Award Amounts	Section 2.03(c)
Book-Entry Shares	Section 2.01(c)
Broadridge	Section 2.02(b)
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
Claim	Section 5.06(b)
Company	Preamble
Company Awards	Section 2.03(c)
Company Benefit Agreement	Section 3.01(l)(vi)
Company Benefit Plan	Section 3.01(l)(vi)
Company Board	Section 3.01(c)
Company By-Laws	Section 3.01(a)
Company Certificate of Incorporation	Section 3.01(a)
Company Common Stock	Recitals
Company FCPA	Section 3.01(j)(ii)
Company Preferred Stock	Section 3.01(c)
Company Related Parties	Section 7.05(e)
Company Restricted Stock	Section 3.01(c)
Company Rights	Section 3.01(c)
Company Rights Agreement	Section 3.01(c)
Company Stock Options	Section 3.01(c)
Competing Proposal	Section 4.02(i)(i)
Continuing Employee	Section 5.05(a)
Contract	Section 3.01(d)(ii)
Cut-Off Date	Section 4.02(b)
DOJ	Section 5.04(a)
Effective Time	Section 1.01
Environmental Claims	Section 3.01(p)(ii)
Environmental Law	Section 3.01(p)(ii)
ERISA	Section 3.01(l)(i)
Exchange Fund	Section 2.02(a)
Financial Statements	Section 3.01(e)
FTC	Section 5.04(a)
Governmental Authority	Section 3.01(d)(ii)
H&H Group	Preamble

Index of Defined Terms
(continued)

Term

H&H Acquisition Sub	Preamble
Hazardous Materials	Section 3.01(p)(ii)
HSR Act	Section 3.01(d)(ii)
Indebtedness	Section 4.01(a)(viii)
Indemnified Party	Section 5.06(a)
Intellectual Property	Section 3.01(o)(vi)
Intervening Event	Section 4.02(d)
Judgment	Section 3.01(d)(ii)
Law	Section 3.01(d)(ii)
Liens	Section 3.01(b)
LLC Act	Section 1.01
Merger	Section 1.01
Merger Closing	Section 1.02
Merger Closing Date	Section 1.02
Merger Consideration	Section 2.01(c)
Notice of Superior Proposal	Section 4.02(e)
Notice of Intervening Event	Section 4.02(f)
Outside Date	Section 7.01(b)(i)
Owned Real Property	Section 3.01(n)(i)
Parent	Preamble
Parent Financial Statements	Section 3.02(l)(ii)
Parent SEC Documents	Section 3.02(l)(i)
Paying Agency Agreement	Section 2.02(a)
Paying Agent	Section 2.02(a)
Per Share Merger Consideration	Section 2.01(c)
Proxy Statement	Section 3.01(d)(ii)
Recommendation	Section 3.01(d)(i)
Released Claims	Section 5.13
Released Party	Section 5.13
Releasing Party	Section 5.13
Restraints	Section 6.01(b)
Section 262	Section 2.01(d)
Separation Agreement	Section 2.03(b)
Solicitation Period End Date	Section 4.02(a)
Solvent	Section 3.02(k)
Specified Contract	Section 3.01(i)
Specified Leased Real Property	Section 3.01(n)(ii)
Specified Real Property Leases	Section 3.01(n)(ii)
Specified Real Property Subleases	Section 3.01(n)(iii)
SPH Group	Recitals
Steel	Section 2.01(a)
Stockholder Approvals	Section 3.01(r)

Index of Defined Terms
(continued)

Term

Stockholders’ Meeting	Section 5.01(b)
Sub	Preamble
Superior Proposal	Section 4.02(i)(ii)
Surviving Corporation	Section 1.01
tax return	Section 3.01(m)(iii)
taxes	Section 3.01(m)(iii)
Unaffiliated Stockholder Approval	Section 3.01(r)
Voting Agreement	Recitals
Voting Company Debt	Section 3.01(c)
Wells Fargo	Section 8.03(R)
Wells Fargo Line of Credit	Section 8.03(R)

v

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of May 31, 2015, by and among Handy & Harman Ltd., a Delaware corporation (“Parent”), Handy & Harman Group, Ltd., a Delaware corporation and wholly-owned Subsidiary (as defined below) of Parent (“H&H Group”), HNH Group Acquisition LLC, a Delaware limited liability company and a wholly-owned Subsidiary of H&H Group  (“H&H Acquisition Sub”), HNH Group Acquisition Sub LLC, a Delaware limited liability company and a wholly-owned Subsidiary of H&H Acquisition Sub (“Sub”), and JPS Industries, Inc., a Delaware corporation (the “Company”).

WHEREAS, (i) the Board of Directors of the Company (acting upon the recommendation of the Special Committee (as defined below)), (ii) H&H Group, as the sole member of H&H Acquisition Sub, (iii) H&H Acquisition Sub as the sole member of Sub, and (iv) the Board of Directors of each of Parent and H&H Group, in each case, have approved the merger of H&H Acquisition Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, (i) the Board of Directors of the Company (acting upon the recommendation of the Special Committee), (ii) H&H Acquisition Sub, as the sole member of Sub, (iii) H&H Group as the sole member of H&H Acquisition Sub, and (iv) the Board of Directors of each of Parent and H&H Group, in each case, have approved and declared advisable this Agreement and the merger of Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement, whereby, except as expressly provided in Section 2.01, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive the Merger Consideration (as defined below);

WHEREAS, Parent, H&H Group, H&H Acquisition Sub, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger (as defined below) and also to prescribe various conditions to the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, each stockholder of the Company that is an Affiliate (as defined below) of Parent has executed and delivered to the Company, a voting agreement, dated as of the date hereof, providing that, among other things, subject to the terms and conditions therein, such stockholders will vote their shares of Company Common Stock (i) in accordance with the Recommendation (as defined below) or, if applicable, an Adverse Recommendation Change (as defined below) and (ii) in favor of any Superior Proposal (as defined below) recommended by the Company Board (as defined below) (or any committee thereof, including the Special Committee) (the “Affiliate Voting Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, certain stockholders of the Company have each executed and delivered to Parent, a voting agreement, dated as of the date hereof, providing that, among other things, subject to the terms and conditions therein, such stockholders will vote their shares of Company Common Stock in favor of the approval of this Agreement and the Merger in accordance with its terms (the “Voting Agreement”); and

WHEREAS, pursuant to a separate agreement between H&H Group and SPH Group Holdings LLC, a wholly owned Subsidiary of Steel (“SPH Group”), following the Effective Time on the Merger Closing Date (as defined below), SPH Group will exchange each share of Company Common Stock owned by it (which represents approximately 38% of the outstanding shares of Company Common Stock) for $11.00 of a share of common stock of Parent, valued as of the Effective Time.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01.  The Merger.  At the Effective Time, Sub shall merge with and into the Company in accordance with the DGCL and the Limited Liability Company Act of the State of Delaware (the “LLC Act”) (the “Merger”), whereupon the separate existence of Sub shall cease, and the Company shall be the surviving corporation of Merger (the “Surviving Corporation”).  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger (the “Effective Time”).  From and after the Effective Time, the Surviving Corporation shall succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of the Company and Sub, as provided under the DGCL and the LLC Act.

SECTION 1.02.  Merger Closing.  The closing of the Merger (the “Merger Closing”) will take place at 10:00 a.m., San Francisco time, on the second (2nd) business day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), at the offices of O’Melveny & Myers LLP, Two Embarcadero Center, 28th Floor, San Francisco, California 94111, unless another time, date or place is agreed to in writing by Parent and the Company.  The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date”.

SECTION 1.03.  Certificate of Merger.  Subject to the provisions of this Agreement, as promptly as reasonably practicable on the Merger Closing Date, the parties shall file a certificate of merger to effect the Merger (the “Certificate of Merger”), in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and the LLC Act, and shall make all other filings and recordings required under the DGCL and the LLC Act.

SECTION 1.04.  Organizational Documents.  (a)  As of the Effective Time, without any further action on the part of any party or the stockholders of the Company, the certificate of incorporation attached hereto as Exhibit A shall be the certificate of incorporation of the Surviving Corporation, until amended in accordance with applicable Law.

(b)  From and after the Effective Time, the bylaws attached hereto as Exhibit B shall be the bylaws of the Surviving Corporation and shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

SECTION 1.05.  Directors.  From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable Law (or their earlier resignation or removal), the directors listed on Exhibit C hereto shall be the directors of the Surviving Corporation.

SECTION 1.06.  Officers.  From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable Law (or their earlier resignation or removal), the officers of Sub at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE II

Effect of the Merger on the Capital Stock of the
Constituent Corporations; Exchange Fund;

SECTION 2.01.  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, H&H Group, H&H Acquisition Sub, Sub or the holder of any shares of Company Common Stock or any shares of capital stock or membership interests of Parent, H&H Group, H&H Acquisition Sub or Sub:

(a)  Capital Stock of Sub.  The membership interests of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become such number of shares equal to the difference between the number of shares of Company Common Stock issued and outstanding immediately prior to the Merger Closing, less the number of shares of Company Common Stock owned by Steel Partners Holdings, L.P. (“Steel”) or any of its Subsidiaries immediately prior to the Merger Closing, such number of shares to be validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)  Cancelation of Treasury Stock and Parent-Owned Stock and Affiliate Owned Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is directly owned by the Company as treasury stock, or by Parent, H&H Group, H&H Acquisition Sub or Sub or any of their respective Subsidiaries, at such time, shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)  Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding (i) shares to be canceled in accordance with Section 2.01(b), (ii) except as provided in Section 2.01(d), the Appraisal Shares, and (iii) shares of Company Common Stock owned by Steel and any of its Subsidiaries, which shall remain outstanding) shall be converted into the right to receive $11.00 in cash (the “Per Share Merger Consideration”).  The aggregate value of the Per Share Merger Consideration required to be paid pursuant to this Agreement is referred to herein as the “Merger Consideration”.  At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each person that immediately prior to the Effective Time held a certificate that at such time represented any such shares of Company Common Stock (each, a “Certificate”) or uncertificated shares of Company Common Stock represented by book-entry (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive, on the terms and subject to the conditions in this Agreement, the Merger Consideration and any dividends declared not in violation of Section 4.01(a) with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to such holder.

(d)  Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262.  At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262.  Notwithstanding the foregoing, if, after the Effective Time, any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c), without any interest thereon.  The Company shall give notice to H&H Group of any demands for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, which in each case shall be subject to the Confidentiality Agreement and treated as Information (as defined under the Confidentiality Agreement), and H&H Group shall have the right to participate in and direct all negotiations and proceedings with respect to such demands, in any case at the sole cost and expense of H&H Group.  Prior to the Effective Time, the Company shall not, without the prior written consent of H&H Group (which consent shall not be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

(e)  Certain Adjustments.  If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination of shares or exchange of shares, or any similar stock event shall have occurred, then the Per Share Merger Consideration, the Award Amounts and the number of shares of the Surviving Corporation provided in Section 2.01(a) shall be equitably adjusted, without duplication, to proportionally reflect such change.

SECTION 2.02.  Exchange Fund.  (a)  Paying Agent.  Prior to the Merger Closing Date, H&H Group shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration and the Award Amounts (other than the amounts contemplated by Section 2.03(b), which shall be paid in accordance with Section 2.03(b)), in each case, in accordance with this Article II and, in connection therewith, shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company (the “Paying Agency Agreement”).  Prior to the Effective Time, Parent, H&H Acquisition Sub or H&H Group shall deposit or cause to be deposited, with the Paying Agent, in trust for the benefit of the holders of Company Common Stock and holders of Company Awards, (i) cash in an amount sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.01(c), (ii) cash sufficient to pay the aggregate Award Amounts payable pursuant to Section 2.03 (other than Section 2.03(b), which shall be paid in accordance with Section 2.03(b)) and (iii) cash sufficient to pay any dividends declared not in violation of Section 4.01(a) with a record date prior to the Effective Time that remain unpaid at the Effective Time (such cash being hereinafter referred to as the “Exchange Fund”).  The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

(b)  Exchange Procedures.  As promptly as reasonably practicable after the Effective Time (but in no event more than two (2) business days thereafter), Parent, H&H Acquisition Sub and H&H Group shall cause the Paying Agent to mail to each holder of record of a Certificate or Book-Entry Share (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon proper delivery of the Certificates or Book-Entry Shares, as applicable, to the Paying Agent and which shall otherwise be in customary form (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares)) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration and any dividends declared not in violation of Section 4.01(a) with a record date prior to the Effective Time that remain unpaid at the Effective Time with respect to such Company Common Stock.  Each holder of record of a Certificate or Book-Entry Share shall, upon surrender to the Paying Agent of such Certificate or Book-Entry Share, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the Merger Consideration into which the number of shares of Company Common Stock represented by such Certificate or such Book-Entry Share as of immediately prior to the Effective Time, as applicable, shall have been converted into the right to receive pursuant to Section 2.01(c), together with any dividends declared not in violation of Section 4.01(a) with a record date prior to the Effective Time that remain unpaid at the Effective Time with respect to such Company Common Stock, and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration, together with any dividends declared not in violation of Section 4.01(a) with a record date prior to the Effective Time that remain unpaid at the Effective Time with respect to such Company Common Stock, may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other similar taxes required by reason of the payment of the Merger Consideration, together with any such dividends to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of H&H Group that such tax has been paid or is not applicable.  Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered.  Until surrendered as contemplated by this Section 2.02(b), each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, together with any dividends declared not in violation of Section 4.01(a) with a record date prior to the Effective Time that remain unpaid at the Effective Time with respect to such Company Common Stock, which the holder thereof has the right to receive in respect of such Certificate or Book-Entry Share pursuant to this Article II.  No interest shall be paid or will accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article II.  Prior to the Effective Time, Parent, H&H Group, H&H Acquisition Sub and the Company shall cooperate to establish procedures with the Paying Agent and Broadridge Financial Solutions, Inc. (“Broadridge”) to provide that the Paying Agent will transmit to Broadridge or its nominee as promptly as practicable after the Merger Closing (and, in any event, no later than the first (1st) business day after the Merger Closing) an amount in cash in immediately available funds equal to the number of shares of Company Common Stock held of record by Broadridge or such nominee immediately prior to the Effective Time multiplied by the Per Share Merger Consideration.  As promptly as practicable after the Effective Time (but in any event within one (1) business day thereafter), Parent, H&H Acquisition Sub and H&H Group shall cause the Paying Agent to disburse by wire transfer of immediately available funds to an account designated in writing by the Company prior to the Merger Closing an amount equal to the Award Amounts (other than the Award Amounts pursuant to Section 2.03(b)).

(c)  No Further Ownership Rights in Company Common Stock.  All cash paid in accordance with the terms of this Article II upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or such Book-Entry Shares, subject, however, to the Surviving Corporation’s obligation to pay all dividends declared not in violation of Section 4.01(a) with a record date prior to the Effective Time that remain unpaid at the Effective Time.  At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificate or Book-Entry Share is presented to H&H Group or the Surviving Corporation for transfer, it shall be canceled against delivery of the applicable Merger Consideration to the holder thereof as provided in this Article II.

(d)  Termination of the Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or the Book-Entry Shares or the holders of Company Awards for twelve (12) months after the Effective Time shall be delivered to H&H Group, upon demand, and any holders of the Certificates or the Book-Entry Shares or holders of Company Awards, who have not theretofore complied with this Article II shall thereafter look only to Parent, H&H Acquisition Sub or H&H Group (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for, and Parent, H&H Acquisition Sub and H&H Group (subject to abandoned property, escheat or other similar Laws) shall remain liable for, payment of their claims for the Merger Consideration and the Award Amounts pursuant to the provisions of this Article II and any dividends declared not in violation of Section 4.01(a) with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to any such holder.

(e)  No Liability.  None of Parent, H&H Acquisition Sub, H&H Group, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law.

(f)  Investment of Exchange Fund.  The Paying Agent shall invest the Exchange Fund as directed by H&H Group. Any interest or other income resulting from such investments shall be paid to H&H Group, upon demand, but in no event shall there be at any time insufficient cash representing the Exchange Fund to pay Merger Consideration and the Award Amounts in accordance with this Agreement.  Until the termination of the Exchange Fund pursuant to Section 2.02(d), to the extent there are any losses with respect to any investment of the Exchange Fund, or the Exchange Fund diminishes for any reason below the level required to enable the Paying Agent to make prompt cash payments with respect to the Merger Consideration pursuant to Section 2.01(c) for all Certificates and Book-Entry Shares not surrendered and Award Amounts pursuant to Section 2.03 for all Company Awards (other than Award Amounts pursuant to Section 2.03(b)), Parent or H&H Group shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to enable the Paying Agent to make such payments.  Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Certificates or Book-Entry Shares to receive the Merger Consideration or any holder of a Company Award to receive such holder’s Award Amount, in each case, as provided herein.

(g)  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration and any dividends declared not in violation of Section 4.01(a) with a record date prior to the Effective Time that remain unpaid at the Effective Time with respect thereto.

(h)  Withholding Rights.  Parent, H&H Acquisition Sub, H&H Group, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of a Certificate or a Book-Entry Share or any holder of a Company Award such amounts as Parent, H&H Acquisition Sub, H&H Group, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of tax Law.  To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, H&H Acquisition Sub, H&H Group, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate or the Book-Entry Share or the holder of the Company Award, as the case may be, in respect of which such deduction and withholding was made by Parent, H&H Acquisition Sub, H&H Group, the Surviving Corporation or the Paying Agent.

SECTION 2.03.  Company Awards.

(a)  As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Merger Closing Date, the Company Board (or, if appropriate, any committee of the Company Board administering the Company Stock Plan) shall adopt such resolutions and take such other actions as may be required to provide that, immediately prior to the Effective Time, each share of Company Restricted Stock that is outstanding immediately prior to the Effective Time shall be fully vested and treated as outstanding Company Common Stock entitled to Merger Consideration pursuant to this Agreement.

(b)  Notwithstanding any other provision of this Agreement, the options to purchase shares of Company Common Stock held by Mikel Williams shall be redeemed for cash on the Merger Closing Date in accordance with the terms of the Company Award governing such options and the Separation Agreement, dated as of the date hereof (the “Separation Agreement”), between Mr. Williams and the Company, and, as provided in the Separation Agreement, Mr. Williams shall be entitled to receive an amount in cash equal to the excess, if any, of the Per Share Merger Consideration over the exercise price per share of Company Common Stock subject to such options, multiplied by the number of shares of Company Common Stock subject to such stock options (whether vested or unvested).  This Award Amount shall be paid to Mr. Williams in accordance with the Code Section 409A six-month distribution delay rule applicable to payments to “specified employees” (as defined in Code Section 409A) in connection with a separation from service.  Immediately prior to the Merger Closing, the Company shall pay the amounts owed pursuant to this Section 2.03(b) to a grantor trust as provided in the Separation Agreement.

(c)  As used in this Agreement, the following terms shall have the meanings specified below:

“Award Amounts” means, collectively, all amounts payable pursuant to this Section 2.03.

“Company Awards” means, collectively, all Company Stock Options and shares of Company Restricted Stock.

ARTICLE III

Representations and Warranties

SECTION 3.01.  Representations and Warranties of the Company.  Except as set forth in the Company Disclosure Letter (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other Section or subsection), the Company represents and warrants to Parent, H&H Acquisition Sub, H&H Group and Sub as follows:

(a)  Organization, Standing and Corporate Power.  Each of the Company and its Subsidiaries is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to carry on its business as presently conducted.  Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each U.S. jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company has made available to H&H Group true and complete copies of the Restated Certificate of Incorporation of the Company (the “Company Certificate of Incorporation”) and the Amended and Restated By-Laws of the Company (the “Company By-Laws”), in each case, as in effect on the date of this Agreement.  Listed in Section 3.01(a) of the Company Disclosure Letter is each jurisdiction in which the Company or a Subsidiary of the Company organized under the laws of a state within the United States is qualified to do business as of the date of this Agreement.

(b)  Subsidiaries.  Section 3.01(b) of the Company Disclosure Letter lists, as of the date of this Agreement, each Subsidiary of the Company and the jurisdiction of organization thereof.  All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of all pledges, liens, charges, mortgages, encumbrances or security interests of any kind or nature (collectively, “Liens”), other than Permitted Liens.  Except for its interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity interests in, any corporation, partnership, joint venture, association or other entity and no Subsidiary owns, directly or indirectly, any capital stock of, or other equity interests in, any corporation, partnership, joint venture, association or other entity.  Neither the Company nor any of its Subsidiaries has any obligation to acquire any equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.  As of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, Contracts or undertakings to which the Company or any Subsidiary of the Company is a party or by which any of them is bound (i) obligating the Company or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of or equity interests in, or any security convertible or exchangeable for any shares of capital stock or other voting securities of or equity interest in, any Subsidiary of the Company, (ii) obligating any such Subsidiary to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking or (iii) that give any person the right to receive any economic interest of a nature accruing to the holders of capital stock of any Subsidiary of the Company.

(c)  Capital Structure.  The authorized capital stock of the Company consists of 22,000,000 shares of Company Common Stock and 3,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”), of which 220,000 shares of Company Preferred Stock were designated by the Board of Directors of the Company (the “Company Board”) as Series A Junior Participating Preferred Stock and are issuable upon exercise of the rights (the “Company Rights”) issued pursuant to the Rights Agreement dated as of May 2, 2005, as amended, between the Company and American Stock Transfer & Trust Company (as amended from time to time, the “Company Rights Agreement”).  As of the date hereof, (i) 10,408,460 shares of Company Common Stock (which includes 16,000 shares of Company Common Stock subject to vesting or other forfeiture conditions or repurchase by the Company (such shares, the “Company Restricted Stock”)) were issued and outstanding, (ii) 415,059 shares of Company Common Stock were subject to outstanding options to acquire shares of Company Common Stock (such options, the “Company Stock Options”), and (iii) no shares of Company Preferred Stock were outstanding.  Except as set forth above and for shares of Company Common Stock reserved and available for issuance pursuant to the Company Stock Plan, shares of Company Common Stock owned by the Company as treasury stock and shares of Company Preferred Stock reserved for issuance in connection with the Company Rights, as of the date hereof, no shares of capital stock or other voting securities of or equity interests in the Company were issued, reserved for issuance or outstanding.  Since November 1, 2014, (x) there have been no issuances by the Company of shares of capital stock or other voting securities of or equity interests in the Company, other than issuances of shares of Company Restricted Stock and (y) there have been no issuances by the Company of options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock, other than issuances of Company Restricted Stock.  All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”).  Except for any obligations pursuant to this Agreement or as otherwise set forth above, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, Contracts or undertakings of any kind to which the Company is a party or by which the Company is bound (1) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of or equity interests in, or any security convertible or exchangeable for any shares of capital stock or other voting securities of or equity interest in, the Company or any Voting Company Debt, (2) obligating the Company to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking or (3) that give any person the right to receive any economic interest of a nature accruing to the holders of Company Common Stock.  As of the date of this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company, other than pursuant to the Company Stock Plan.  The Company has made available to H&H Group a true and complete copy of the Company Rights Agreement as in effect on the date of this Agreement.  Section 3.01(c) of the Company Disclosure Letter sets forth a true and complete list of all Company Awards outstanding as of the date hereof, specifying, on a holder-by-holder basis, (i) the number of shares subject to each such Company Awards, (ii) the grant date of each such Company Awards, (iii) the vesting schedule of each such Company Award, (iv) the exercise price for each such Company Award, to the extent applicable, (v) the expiration date of each such Company Award, to the extent applicable and (vi) whether such Company Stock Options is intended to qualify as an “incentive stock option” under Section 422 of the Code.  All Company Awards were granted under the Company Stock Plan and the Company has made available to H&H Group a true and complete copy of the Company Stock Plan as in effect on the date of this Agreement.  With respect to each grant of Company Awards, each such grant was in all material respects made in accordance with the terms of the applicable Company Stock Plan and all applicable Laws.  The actions required or permitted by Section 2.03 of this Agreement are permissible under the Company Stock Plan and any applicable Company Award without consent from the holder of any applicable Company Award or the stockholders of the Company.

(d)  Authority; Noncontravention.  (i)  The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by, and compliance with the provisions of, this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, if required by applicable Law, to receipt of the Stockholder Approvals.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent, H&H Acquisition Sub, H&H Group and Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  The Company Board, acting upon the recommendation of the Special Committee, at a meeting duly called and held at which all directors of the Company were present, unanimously adopted resolutions (A) authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, (B) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (C) declaring that the terms of this Agreement and the transactions contemplated hereby, including the Merger and the other transactions contemplated by this Agreement, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of the stockholders of the Company, (D) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (E) recommending that the stockholders of the Company adopt this Agreement and approve Merger (such recommendation, the “Recommendation”), which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way.

(ii)  Except as set forth in Section 3.01(d)(ii) of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under (other than any such Lien created as a result of any action taken by or at the request of Parent, H&H Acquisition Sub, H&H Group or Sub), any provision of (A) the Company Certificate of Incorporation, the Company By-Laws or the comparable organizational documents of any of its Subsidiaries or (B) subject to the filings and other matters referred to in the immediately following sentence, (1) any contract, lease, indenture, note, bond or other written agreement that is in force and effect (a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, or (2) any supranational, federal, national, state, provincial or local statute, law (including common law), ordinance, rule or regulation of any Governmental Authority (“Law”) or any judgment, order or decree of any Governmental Authority (“Judgment”), in each case, applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (B) above, any such conflicts, violations, breaches, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No consent, approval, order, waiver or authorization of, action or nonaction by, registration, declaration or filing with, or notice to, any supranational, federal, national, state, provincial or local, whether domestic or foreign, government, any court of competent jurisdiction or any administrative, regulatory (including any stock exchange) or other governmental agency, commission or authority or other legislative, executive or judicial governmental entity (each, a “Governmental Authority”) is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for (I) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (II) the mailing of a proxy statement relating to the adoption by the stockholders of the Company of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”), (III) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, any other filings and recordings required under the DGCL, the LLC Act and the filing of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (IV) such consents, approvals, orders, waivers, authorizations, actions, nonactions, registrations, declarations, filings and notices required under any applicable real property transfer Law or Environmental Law and (V) such other consents, approvals, orders, waivers, authorizations, actions, nonactions, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e)  Financial Statements; Undisclosed Liabilities.  Section 3.01(e) of the Company Disclosure Letter sets forth the audited consolidated balance sheet of the Company, and the related consolidated statements of operations and cash flows, as of November 1, 2014 and November 2, 2013, together with the notes to such financial statements (the “Financial Statements”).  The Financial Statements have been prepared in conformity with GAAP consistently applied (except in each case as described in the notes thereto) and fairly present in all material respects the financial position, results of operations and cash flows of the Company and its Subsidiaries as of the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (except that the unaudited statements may not contain footnotes and are subject to normal year-end adjustments).  Neither the Company nor any of its Subsidiaries has any liabilities (whether absolute, accrued, contingent, fixed or otherwise) of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company, except for (A) matters reflected or reserved against in the Financial Statements, subject to normal year-end adjustments, (B) liabilities incurred since November 1, 2014 in the ordinary course of business, (C) liabilities incurred in connection with the transactions contemplated by this Agreement, including the negotiations relating thereto, (D) liabilities incurred in connection with (1) the proxy contest with respect to the Company’s 2015 annual meeting of stockholders held on February 19, 2015,  (2) Steel Partners Holdings, L.P. v, Robert J. Capozzi, Alan B. Howe, WM. Ellis Jackson, Mikel H. Williams and JPS Industries, Inc., C.A. No. 10583-VCG (including indemnification and advancement of expenses by the Company with respect to Company directors and officers), (3) Robert J. Capozzi and Alan B. Howe v. Jack L. Howard and John J. Quicke, C.A. No. 10431-VCG (including indemnification and advancement of expenses by the Company with respect to Company directors), (4) the tender offer by Parent, H&H Acquisition Sub, H&H Group or any of their respective Affiliates with respect to the Company (the “Tender Offer”), or (5) the appointment of an independent fiduciary with respect to the Company’s retirement pension plan, and (E) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  This Section 3.01(e) does not relate to labor and employment matters, which are the subject of Section 3.01(k), employee benefit matters, which are the subject of Section 3.01(l), taxes, which are the subject of Section 3.01(m) or environmental matters, Hazardous Materials or other environmental matters, which are the subject of Section 3.01(p).

(f)  Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement at the date of mailing and at the date of the Company Stockholders’ Meeting will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(g)  Absence of Certain Changes or Events.  Except as set forth in Section 3.01(g) of the Company Disclosure Letter, from November 1, 2014 through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business, and during such period there has not been:

(i)  any declaration, setting aside or payment of any dividend on, or making of any other distribution (whether in cash, stock or property) in respect of, any capital stock of the Company;

(ii)  any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in lieu of or in substitution for shares of capital stock of the Company (other than shares of Company Restricted Stock in the ordinary course of business);

(iii)  any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock of the Company or any of its Subsidiaries or any options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire such shares or other rights that give the holder thereof any economic interest of a nature accruing to the holders of such shares;

(iv)  except (A) in the ordinary course of business for employees of the Company (including executive officers and directors) or (B) as required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement or other written agreement, in each case, in effect as of November 1, 2014, (1) any granting to any director or executive officer of any increase in compensation, (2) any granting to any director, executive officer or employee of any increase in severance or termination pay or (3) any entry by the Company or any of its Subsidiaries into any employment, consulting, severance, retention or termination agreement with any director or executive officer;

(v)  any change in accounting methods, principles or practices by the Company or any of its Subsidiaries materially affecting the consolidated assets, liabilities or results of operations of the Company, except as required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (B) by Law; or

(vi)  any material tax election by the Company or any of its Subsidiaries, other than in the ordinary course of business.

(h)  Litigation.  Except as set forth in Section 3.01(h) of the Company Disclosure Letter, as of the date of this Agreement, there is no suit, action or proceeding pending against the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  As of the date of this Agreement, there is no Judgment outstanding against the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  This Section 3.01(h) does not relate to tax matters, which are the subject of Section 3.01(m), or environmental matters, which are the subject of Section 3.01(p).

(i)  Contracts.  Except for this Agreement, each Company Benefit Plan and each Company Benefit Agreement, Section 3.01(i) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, and the Company has made available to H&H Group true and complete copies, of:

(i)  each loan and credit agreement, note, debenture, bond, indenture and other similar Contract pursuant to which any Indebtedness of the Company or any of its Subsidiaries, in each case, in excess of $500,000, is outstanding, other than any such Contract between or among any of the Company and any of its Subsidiaries, any letters of credit and any trade indebtedness incurred in the ordinary course of business;

(ii)  each Contract to which the Company or any of its Subsidiaries is a party entered into since November 1, 2014 for the acquisition or disposition by the Company or any of its Subsidiaries of properties or assets for aggregate consideration per Contract of more than $500,000, except for acquisitions and dispositions of properties and assets in the ordinary course of business (including acquisitions of supplies, acquisitions and dispositions of inventory and dispositions of equipment that is no longer used or useful in the operations of the Company or any of its Subsidiaries);

(iii)  each Contract between the Company or any of its Subsidiaries, on the one hand, and any stockholder of the Company (other than any Affiliate of Parent) that beneficially owns 20% or more of the outstanding Company Common Stock, on the other hand;

(iv)  each Contract that relates to a partnership or joint venture, in either case;

(v)  any Contract granting a Lien upon any material asset of the Company or its Subsidiary, other than Permitted Liens;

(vi)  each Contract containing covenants limiting the freedom of the Company or its Subsidiaries to compete in any line of business in any geographic area or hire any individual or group of individuals;

(vii)  except for Contracts entered into in the ordinary course of business with customers or suppliers, each Contract involving annual payments or receipts by any of the Company or its Subsidiaries of $500,000 or more with respect to each such Contract; and

(viii)  each Contract related to the acquisition or disposition of assets or stock providing for “earn-outs” payable by the Company or its Subsidiaries involving more than $500,000 in the aggregate over the term of the Contract from and after the date of this Agreement.

Each such Contract described in clauses (i) through (viii) above is referred to herein as a “Specified Contract”.  Each of Specified Contract is valid and binding on the Company or the Subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  There is no default under any Specified Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  This Section 3.01(i) does not relate to Company Benefit Plans or Company Benefit Agreements, which are the subject of Section 3.01(l).

(j)  Compliance with Laws.  (i) Each of the Company and its Subsidiaries is in compliance with all material Laws applicable to its business or operations, in each case, except for instances of noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each of the Company and its Subsidiaries has in effect all approvals, authorizations, registrations, licenses, exemptions, permits and consents of Governmental Authorities (collectively, “Authorizations”) necessary for it to conduct its business as presently conducted, except for such Authorizations the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  This Section 3.01(j) does not relate to financial statements, which are the subject of Section 3.01(e), employee benefit matters, which are the subject of Section 3.01(l), taxes, which are the subject of Section 3.01(m), or environmental matters, which are the subject of Section 3.01(p).

(ii)  Except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company:

A.      During the prior three (3) years from the date hereof, the Company and each of its Subsidiaries have conducted transactions in accordance with (A) all applicable United States export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (B) all other applicable import/export controls in other countries in which the Company conducts business, including the United States Export Administration Regulations, Foreign Assets Control Regulations, International Traffic in Arms Regulations, the Trading With The Enemy Act, International Emergency Economic Powers Act and all regulations and executive orders issued pursuant thereto, and other United States government regulations and executive orders that restrict trade or services with non-United States or other prohibited persons.

B.      During the prior three (3) years from the date hereof, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective officers, directors or employees have, directly or indirectly, taken any action which would cause them to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery laws applicable to the Company or any of its Subsidiaries in any jurisdiction other than the United States (collectively, the “Company FCPA”), or, to the Knowledge of the Company, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to non-United States or United States government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

(k)  Labor and Employment Matters.  Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other Contract with any labor organization, union or association, and no written demand is pending for recognition of any employees of the Company or any of its Subsidiaries by or on behalf of any labor organization, union or association, and there is no pending petition filed by any employee of the Company or any of its Subsidiaries with any labor relations board or commission of any Governmental Authority seeking recognition of a collective bargaining representative.  As of the date of this Agreement, there are no labor strikes, slowdowns, work stoppages or lockouts pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(l)  Employee Benefit Matters.  (i)  Section 3.01(l)(i) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan and material Company Benefit Agreement (or, with respect to any such Company Benefit Agreements that are offer letters to employees of the Company or any of its Subsidiaries, the forms of such letters).  Each Company Benefit Plan has been administered in compliance with its terms and with applicable Law (including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code), other than instances of noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii)  The Company has made available to H&H Group true and complete copies of (to the extent applicable) (A) each material Company Benefit Plan and each material Company Benefit Agreement or, with respect to any such Company Benefit Agreements that are offer letters to employees of the Company or any of its Subsidiaries, the forms of such letters (or, in either case, with respect to any unwritten material Company Benefit Plan or material Company Benefit Agreement, a written description thereof), other than any Company Benefit Plan or Company Benefit Agreement that the Company or any of its Subsidiaries is prohibited from making available to H&H Group as the result of applicable Law relating to the safeguarding of data privacy, (B) the most recent annual report on Form 5500 filed with the Internal Revenue Service or similar report required to be filed with any Governmental Authority, in each case, with respect to each material Company Benefit Plan (if any such report was required by applicable Law), (C) each trust agreement and group annuity contract relating to any material Company Benefit Plan and (D) the most recent actuarial valuation for each material Company Benefit Plan (if any).

(iii)  Each Company Benefit Plan intended to be “qualified” (or registered) within the meaning of Section 401(a) of the Code (or any comparable provision under applicable non-U.S. laws) has received a favorable determination or opinion letter as to such qualification or registration from the Internal Revenue Service (or any comparable Governmental Authority), and no event has occurred, either by reason of any action or failure to act, that would reasonably be expected to cause the loss of any such qualification, registration or tax-exempt status, except where such loss of qualification, registration or tax-exempt status would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(iv)  Section 3.01(l)(iv) of the Company Disclosure Letter sets forth, as of the date of this Agreement, each material Company Benefit Plan that provides health or life insurance benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of the Company or any of its Subsidiaries after retirement or other termination of service (other than coverage or benefits (A) required to be provided under Part 6 of Title I of ERISA, or any other applicable Law, or (B) the full cost of which is borne by the employee or former employee (or any of their beneficiaries)).

(v)  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, during the immediately preceding six (6) years, no liability under Title IV or Section 302 of ERISA has been incurred by the Company or any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA that has not been timely satisfied in full to the extent due.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Pension Benefit Guaranty Corporation has not instituted proceedings pursuant to Section 4042 of ERISA to terminate any Company Benefit Plan subject to Title IV of ERISA.

(vi)  The term “Company Benefit Agreement” means each employment, indemnification, severance or termination agreement or arrangement between the Company or any of its Subsidiaries, on the one hand, and any current or former employee, officer or director of the Company or any of its Subsidiaries, on the other hand (but excluding any Company Benefit Plans) pursuant to which the Company or any of its Subsidiaries has any material continuing obligations as of the date of this Agreement, other than any agreement or arrangement mandated by applicable Law.  The term “Company Benefit Plan” means each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based compensation, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefits plan, policy, program, arrangement or understanding (but excluding any Company Benefit Agreement), in each case, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any of its Subsidiaries as of the date of this Agreement, in each case, for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, other than (A) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or (B) any plan, policy, program, arrangement or understanding mandated by applicable Law.

(m)  Taxes.  (i)  Each of the Company and its Subsidiaries has filed or has caused to be filed all material tax returns required to be filed by it (or requests for extensions, which requests have been granted and have not expired), and all such returns are complete and accurate in all material respects.  Each of the Company and its Subsidiaries has either paid or caused to be paid all material taxes due and owing by the Company and its Subsidiaries, other than taxes that are being contested in good faith in appropriate proceedings or taxes payable by the Company and its Subsidiaries for which the most recent financial statements contained reflect an adequate reserve (excluding any reserves for deferred taxes).

(ii)  No deficiencies for any material taxes (other than taxes that are not yet due and payable or for amounts being contested in good faith) have been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries that have not been settled and paid.  All assessments for material taxes due and owing by the Company or any of its Subsidiaries with respect to completed and settled examinations or concluded litigation have been paid.  There is no currently effective agreement or other document with respect to the Company or any of its Subsidiaries extending the period of assessment or collection of any material taxes, other than any such agreement or document with respect to tax audits currently in process.

(iii)  The term “taxes” means all income, profits, capital gains, goods and services, branch, payroll, unemployment, windfall profits, franchise, gross receipts, capital, net worth, sales, use, withholding, value added, ad valorem, registration, employment, social security, disability, occupation, real property, personal property (tangible and intangible), stamp, transfer (including real property transfer or gains), conveyance, severance, production, excise, withholdings, duties, levies, imposts, license, registration and other taxes (including all penalties and additions to any such taxes and interest thereon) imposed by any Governmental Authority.  The term “tax return” means any return, statement, report, form or filing, including, in each case, any amendments, schedules or attachments thereto, required to be filed with any Governmental Authority.

(n)  Real Property.  (i)  Section 3.01(n)(i) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all real property owned by the Company and its Subsidiaries (individually, an “Owned Real Property”).  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or a Subsidiary of the Company has good and valid fee title to each Owned Real Property, in each case, free and clear of all Liens and defects in title, except for Permitted Liens.

(ii)  Section 3.01(n)(ii) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all leases of real property under which the Company or any of its Subsidiaries is a tenant or a subtenant (individually, a “Specified Leased Real Property” and the leases identified on Section 3.01(n)(ii) of the Company Disclosure Letter, collectively, the “Specified Real Property Leases”).  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or a Subsidiary of the Company has good and valid title to a leasehold estate in each Specified Leased Real Property, all Specified Real Property Leases are in full force and effect, and neither the Company nor any of its Subsidiaries that is party to such leases has received or given any written notice of any material default thereunder which default continues on the date of this Agreement.

(iii)  Section 3.01(n)(iii) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all leases, subleases or similar agreements with respect to real property under which the Company or any of its Subsidiaries is the landlord or the sublandlord (such leases, subleases and similar agreements, collectively, the “Specified Real Property Subleases”).

(o)  Intellectual Property.  (i)  Section 3.01(o)(i) of the Company Disclosure Letter contains a list of all issued patents, patent applications, registered trademarks and service marks, applications for trademark and service mark registration, registered copyrights, applications for copyright registration, and domain name registrations that are owned by the Company or any of its Subsidiaries.

(ii)  To the Knowledge of the Company, the Intellectual Property owned by the Company and its Subsidiaries is not being materially infringed by any third party.  Neither the Company nor any of its Subsidiaries has granted to any person any exclusive license to use any Intellectual Property owned by the Company or any of its Subsidiaries.

(iii)  The Company and its Subsidiaries own free and clear of Liens (except Permitted Liens) or have valid rights to use all Intellectual Property used by them for the operation of their respective businesses as currently conducted.  Neither the Company nor any of its Subsidiaries is in default (or with the giving of notice or lapse of time or both, would be in default) under any license it has to use Intellectual Property, except to the extent that such default would not reasonably be expected to have a Material Adverse Effect.

(iv)  To the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as currently conducted does not infringe or misappropriate any third-party rights in Intellectual Property, except to the extent that such infringement or misappropriation would not reasonably be expected to have a Material Adverse Effect.

(v)  No proceedings are currently pending or, to the Knowledge of the Company, threatened in writing that the Company or any of its Subsidiaries is infringing or misappropriating the Intellectual Property rights of any other person.

(vi)  “Intellectual Property” means all of the following:  (i) patents; (ii) trademarks, service marks, trade dress, trade names, corporate names, together with all goodwill associated with the foregoing; (iii) Internet domain names; (iv) copyrights, including copyrights in computer software; (v) registrations and applications for any of the foregoing; (vi) trade secrets; and (vii) all other intellectual property and proprietary rights.

(p)  Environmental Matters.  (i)  Except as set forth in Section 3.01(p) of the Company Disclosure Letter and except for those matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws, (B) each of the Company and its Subsidiaries possesses and is in compliance with all Authorizations required under applicable Environmental Laws for its business as presently conducted and (C) there are no written Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.  Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties contained in this Section 3.01(p) shall be the sole and exclusive representations and warranties made by the Company with respect to Environmental Laws, Hazardous Materials or other environmental matters.

(ii)  The term “Environmental Claims” means any administrative or judicial actions, suits, orders, claims, proceedings or written notices of noncompliance by or from any Governmental Authority or any other person alleging violation of Environmental Law or  liability under Environmental Law arising out of the release, spill or disposal of any Hazardous Material as defined under any applicable Environmental Law.  The term “Environmental Law” means any Law relating to pollution or protection of the environment or natural resources.  The term “Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, friable asbestos, polychlorinated biphenyls, hazardous or toxic substances and any other materials, substances or wastes that in relevant form and concentration are regulated as being hazardous or toxic, or terms of similar import, under any applicable Law.

(q)  Insurance.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with applicable Law, (ii) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (iii) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy and (iv) no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

(r)  Voting Requirements.  The affirmative vote of holders of (i) a majority of all the outstanding shares of Company Common Stock entitled to vote thereon at the Stockholders’ Meeting or any adjournment or postponement thereof to adopt this Agreement (the “Aggregate Stockholder Approval”) and (ii) a majority of the outstanding Shares entitled to vote thereon not owned, directly or indirectly, whether of record or beneficially, by Parent, its Affiliates (provided, that for avoidance of doubt, a stockholder of the Company shall not be deemed to be an affiliate of Parent solely by virtue of such stockholder owning shares of capital stock of the Company), or any of their respective Representatives, or any other person having any equity or ownership interest in, or any right to acquire any equity or ownership interest in, H&H Group, H&H Acquisition Sub or Sub or any person of which H&H Group, H&H Acquisition Sub or Sub is a direct or indirect Subsidiary (the “Unaffiliated Stockholder Approval” and, together with the Aggregate Stockholder Approval, the “Stockholder Approvals”), in favor of the adoption of this Agreement and approval of the Merger are the only votes or approvals of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which are necessary to adopt this Agreement and approve the Merger or are agreed to by the parties hereto.

(s)  State Takeover Statutes; Rights Agreement.  (i)  Assuming the accuracy of the representations and warranties of Parent, H&H Acquisition Sub, H&H Group and Sub set forth in Section 3.02(g), no state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

(ii)  The Company has taken all action necessary to amend the Company Rights Agreement to provide that as a result of the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, none of Parent, H&H Acquisition Sub, H&H Group or Sub, or any affiliate or associate of any of Parent, H&H Acquisition Sub, H&H Group or Sub, will become an Acquiring Person (as defined in the Company Rights Agreement), that no Distribution Date (as defined in the Company Rights Agreement) will occur and that the Company Rights will not separate from the underlying shares of Company Common Stock or give the holders thereof the right to acquire securities of any party hereto, in each case only with respect to and in accordance with the transactions contemplated by this Agreement, including the Merger and not in connection with any tender or exchange offer or other transaction not contemplated by this Agreement.

(t)  Brokers and Other Advisors.  No broker, investment banker, financial advisor or other person, other than Houlihan Lokey Capital, Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

(u)  Opinion of Financial Advisor.  The Special Committee and/or the Company Board has received the opinion of Houlihan Lokey Capital, Inc., to the effect that, as of the date of such opinion, the Per Share Merger Consideration to be received by the holders of shares of Company Common Stock (other than Parent, its Affiliates (provided, that for avoidance of doubt, a stockholder of the Company shall not be deemed to be an affiliate of Parent solely by virtue of such stockholder owning shares of capital stock of the Company), or any of their respective Representatives, or any other person having any equity or ownership interest in, or any right to acquire any equity or ownership interest in, H&H Group, H&H Acquisition Sub or Sub or any person of which H&H Group, H&H Acquisition Sub or Sub is a direct or indirect subsidiary) in the Merger pursuant to this Agreement is fair to them from a financial point of view.

(v)  Suppliers and Customers.

(i)  Since November 1, 2014, all contracts with customers and suppliers that obligated the Company or any of its Subsidiaries to pay or receive an amount in excess of $100,000 in any 12-month period were entered into in the ordinary course of business.

(ii)  Except as would not have a Material Adverse Effect, since November 1, 2014, neither the Company nor any of its Subsidiaries has received any written notice from any of the major suppliers of the Company or any of its Subsidiaries that such supplier intends to terminate its business relationship with the Company or any of its Subsidiaries or adversely change in a significant manner its price or terms of sale to the Company or any of its Subsidiaries.

(iii)  Section 3.01(v)(iii) of the Company Disclosure Letter identifies the ten (10) largest customers of the Company and its Subsidiaries for the fiscal year ended November 1, 2014.  Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any written notice that any such customer intends to terminate its business relationship with the Company or any of its Subsidiaries or to cease to purchase products from the Company or any of its Subsidiaries.

(w)  No Other Representations and Warranties.  Except for the representations and warranties made by the Company in this Section 3.01 (for the avoidance of doubt, including as qualified by the Company Disclosure Letter), neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent, H&H Acquisition Sub, H&H Group, Sub or any of their Affiliates or Representatives of any documentation, forecasts, budgets or other information with respect to any one or more of the foregoing.  In particular, and without limiting the foregoing disclaimer, neither the Company, its Representatives nor any other person makes or has made any express or implied representation or warranty to Parent, H&H Acquisition Sub, H&H Group, Sub or any of their Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses, or (ii) except for the written representations and warranties made by the Company in this Section 3.01 (for the avoidance of doubt, including as qualified by the Company Disclosure Letter), any oral or written information presented to Parent, H&H Acquisition Sub, H&H Group, Sub or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the transactions contemplated hereby.

SECTION 3.02.  Representations and Warranties of Parent, H&H Acquisition Sub, H&H Group and Sub.  Parent, H&H Acquisition Sub, H&H Group and Sub jointly and severally represent and warrant to the Company as follows:

(a)  Organization, Standing and Corporate Power.  Each of Parent, H&H Acquisition Sub, H&H Group and Sub is duly organized or formed, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate, limited partnership or limited liability, as the case may be, power and authority to carry on its business as presently conducted.

(b)  Authority; Noncontravention.  (i)  Each of Parent, H&H Acquisition Sub, H&H Group and Sub has all requisite corporate or limited liability company, as the case may be, power and authority to execute and deliver this Agreement and the Voting Agreement (to the extent it is a party thereto) and to consummate the transactions contemplated hereby and thereby, including the Merger.  The execution and delivery of this Agreement and the Voting Agreement (to the extent it is a party thereto) by Parent, H&H Acquisition Sub, H&H Group and Sub and the consummation of the transactions contemplated hereby and thereby, including the Merger, and compliance with the provisions of, this Agreement and the Voting Agreement by Parent, H&H Acquisition Sub, H&H Group and Sub have been duly authorized by all necessary corporate or limited liability company action, as the case may be, on the part of each of Parent, H&H Acquisition Sub, H&H Group and Sub (and, as of the date of this Agreement, the resolutions giving effect to such corporate or limited liability company actions, as the case may be, have not been rescinded, modified or withdrawn in any way).  Each of this Agreement and the Voting Agreement (to the extent it is a party thereto) has been duly executed and delivered by each of Parent, H&H Acquisition Sub, H&H Group and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent, H&H Acquisition Sub, H&H Group and Sub, enforceable against each of Parent, H&H Acquisition Sub, H&H Group and Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(ii)  The execution and delivery by Parent, H&H Acquisition Sub, H&H Group and Sub of each of this Agreement and the Voting Agreement (to the extent it is a party thereto) do not, and the consummation of the Merger and the other transactions contemplated hereby and thereby and compliance with the provisions of each of this Agreement and the Voting Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent, H&H Acquisition Sub, H&H Group or Sub under, any provision of (A) the certificate of incorporation or bylaws of Parent or H&H Group, or the certificate of formation or limited liability company agreement of H&H Acquisition Sub or Sub or (B) subject to the filings and other matters referred to in the immediately following sentence, (1)  any Contract to which Parent, H&H Acquisition Sub, H&H Group or Sub or any of their respective Subsidiaries is a party or by which any of their respective properties or assets are bound and that is material to the business of Parent, H&H Acquisition Sub, H&H Group, Sub and their respective Subsidiaries, taken as a whole, or (2) any Law that is material to Parent, H&H Acquisition Sub, H&H Group and their respective Subsidiaries, taken as a whole, or Judgment, in each case, applicable to Parent, H&H Acquisition Sub, H&H Group or Sub or any of their respective Subsidiaries or any of their respective properties or assets, other than, in the case of clause (B) above, any such conflicts, violations, breaches, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  No consent, approval, order, waiver or authorization of, action or nonaction by, registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent, H&H Acquisition Sub, H&H Group or Sub or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement or the Voting Agreement by Parent, H&H Acquisition Sub, H&H Group or Sub or the consummation by Parent, H&H Acquisition Sub, H&H Group and Sub of the Merger or the other transactions contemplated by this Agreement or the Voting Agreement, except for (I) the filing of a premerger notification and report form on behalf of Parent, H&H Acquisition Sub, H&H Group and Sub under the HSR Act, (II) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and any other filings and recordings required under the DGCL or the LLC Act, and (III) such other consents, approvals, orders, waivers, authorizations, actions, nonactions, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c)  Information Supplied.  None of the information supplied or to be supplied by Parent, H&H Acquisition Sub, H&H Group or Sub for inclusion or incorporation by reference in the Proxy Statement at the date of mailing and at the date of the Company Stockholders’ Meeting will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)  Availability of Funds.  As of the date hereof (assuming the occurrence of the Merger Closing on the date hereof) and as of the Merger Closing Date, Parent, H&H Acquisition Sub, H&H Group and Sub, has, and will have, access to immediately available funds necessary to consummate the Merger, including paying the aggregate Merger Consideration and the aggregate Award Amounts, as the case may be, on the terms contemplated hereby and, in every case, to pay the related fees and expenses associated therewith.

(e)  Intentionally Omitted.

(f)  Operations and Assets of Sub.  Each of H&H Acquisition Sub and Sub has been formed solely for the purpose of engaging in the Tender Offer and the transactions contemplated hereby and, prior to the Effective Time, will not have incurred liabilities or obligations of any nature or engaged in any business activities, other than pursuant to or in connection with the Tender Offer, this Agreement, the Merger and the other transactions contemplated by this Agreement.  Parent directly owns, of record, all the outstanding shares of capital stock of H&H Group, H&H Group directly owns, of record, all the outstanding membership interests and other interests of H&H Acquisition Sub (provided that prior to the Merger Closing, H&H Group will directly own, of record, at least 90% of the outstanding membership interests and other interests of H&H Acquisition Sub and Steel will directly own, of record, the remaining outstanding membership interests and other interests of H&H Acquisition Sub) and H&H Acquisition Sub directly owns, of record, all of the memberships and other ownership interests of Sub, in each case, free and clear of all Liens.

(g)  Ownership of Company Common Stock.  Except as set forth in Section 3.02(g) of the H&H Group Disclosure Letter, none of Parent, H&H Acquisition Sub, H&H Group, Sub or any of their respective Affiliates beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Merger Closing Date (other than pursuant to the transactions contemplated by this Agreement) beneficially own, any shares of Company Common Stock, or is a party, or will prior to the Merger Closing Date become a party, to any Contract, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock, other than as contemplated in the recitals of this Agreement.

(h)  Litigation.  As of the date of this Agreement, there is no suit, action or proceeding pending against Parent, H&H Acquisition Sub, H&H Group, Sub or any of their respective Affiliates that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  As of the date of this Agreement, there is no Judgment outstanding against Parent, H&H Acquisition Sub, H&H Group, Sub or any of their respective Affiliates that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(i)  Brokers and Other Advisors.  No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, H&H Acquisition Sub, H&H Group or Sub.

(j)  Absence of Certain Agreements.  Except as set forth in Section 3.02(j) of the H&H Group Disclosure Letter and other than the Voting Agreements and Affiliate Voting Agreement, none of Parent, H&H Group, H&H Acquisition Sub, Sub or any of their respective Affiliates have entered into any Contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any Contract, arrangement or understanding (in each case, whether oral or written), pursuant to which: (i) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company (x) agrees to vote to adopt and approve this Agreement or the Merger or (y) agrees to vote against, or not to tender its shares of Company Common Stock in favor of, any Superior Proposal; (ii) any Third Party has agreed to provide, directly or indirectly, equity capital to Parent, H&H Group, H&H Acquisition Sub, Sub or the Company to finance in whole or in part the Merger; or (iii) any current employee of the Company has agreed to (x) remain as an employee of the Company or any of its Subsidiaries following the time of the Effective Time (other than pursuant to any employment Contracts in effect as of the date of this Agreement) or (y) receive any capital stock or equity securities of the Company or any of its Subsidiaries or Parent, Steel or any of their respective Affiliates.

(k)  Solvency.  Assuming (i) that the Company is Solvent immediately prior to the Effective Time, (ii) the satisfaction of all the conditions set forth in Sections 6.01 and 6.03, and (iii) the accuracy and completeness of the representations and warranties of the Company set forth in Section 3.01(e), and after giving effect to the transactions contemplated by this Agreement, including the payment of the aggregate Merger Consideration, the aggregate Award Amounts, any financing by Parent, H&H Group, H&H Acquisition Sub, Sub or the Company incurred in connection therewith, any repayment or refinancing of debt of Parent, H&H Group, H&H Acquisition Sub, Sub or the Company, the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and the payment of all related fees and expenses, each of Parent, H&H Acquisition Sub, H&H Group and the Surviving Corporation will be Solvent as of the Effective Time immediately after the consummation of the transactions contemplated by this Agreement.  For the purposes of this Agreement, the term “Solvent”, when used with respect to any person, means that, as of any date of determination: (i) the sum of the debt (including contingent liabilities) of such person and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the present assets of such person and its Subsidiaries, taken as a whole; (ii) the capital of such person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such person and its Subsidiaries, taken as a whole; and (iii) such person and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they mature in the ordinary course of business.  For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

(l)  SEC Reports and Financial Statements.

(i)  Since December 31, 2013, Parent has filed with or otherwise transmitted to the SEC all material forms, statements, schedules, reports or other documents (including exhibits and all information incorporated by reference therein) required to be filed or furnished by Parent with or to the SEC, as the case may be (the “Parent SEC Documents”). As of their respective dates, or, if amended prior to the date hereof, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder and none of the Parent SEC Documents at the time it was filed, or, if amended prior to the date hereof, as of the date of the last such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  No Subsidiary of Parent is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any forms, documents, statements, certifications or reports with the SEC.  As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC by Parent. To the Knowledge of Parent, none of the Parent SEC Documents are the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(ii)  The consolidated financial statements of Parent, including the notes and schedules thereto included in the Parent SEC Documents (the “Parent Financial Statements”), were prepared in accordance with GAAP applied on a consistent basis during the periods involved and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments and to the absence of footnote disclosures).  All of Parent’s significant Subsidiaries are consolidated for accounting purposes.  Since December 31, 2013, there has been no material change in Parent’s accounting policies except as described in the notes to the Parent Financial Statements.

(iii)  Parent maintains, and at all times since December 31, 2013 has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of Parent; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent that could have a material effect on the Parent Financial Statements. Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) reasonably designed to provide reasonable assurance that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since December 31, 2013, neither Parent’s independent registered accountant nor Parent’s principal executive officer or principal financial officer, based on their evaluation of internal control over financial reporting (as defined in Rules 13a-15(f) and 15(d)-15(f) Exchange Act), has identified or been made aware of: (x) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by Parent or (y) fraud or suspected fraud involving management of Parent or involving employees of Parent who have significant roles in internal control, whether or not perceived to have a material effect on the Parent’s consolidated financial statements, or involving others where the fraud could have a material effect on the Parent’s consolidated financial statements.

(m)  Intentionally Omitted.

(n)  Intentionally Omitted.

(o)  Intentionally Omitted.

(p)  Absence of Certain Changes or Events.  Except as otherwise disclosed in the Parent SEC Documents, between September 30, 2014  and the date of this Agreement (with all dates inclusive), (a) no events have occurred which have had or would be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (b) Parent, H&H Group, H&H Acquisition Sub, Sub and their respective Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business, and (c) there has been no: (i) declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Parent; (ii) redemption or other acquisition by Parent of any of its capital stock; (iii) stock split, reverse stock split, combination or reclassification of the shares of Parent’s capital stock; (iv) change by Parent in its accounting methods, principles or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies), except as required by either Law or GAAP; (v) material revaluation by Parent of any of its material assets, excluding writing-off or discounting of notes, accounts receivable or other assets in the ordinary course of business; or (vi) any agreement or commitment, whether in writing or otherwise, to take any action described in clauses (i) through (v) above.

(q)  Intentionally Omitted.

(r)  No Vote Required.  No vote is required by the holders of any class or series of Parent’s or H&H Group’s capital stock or any membership or other interests of H&H Acquisition Sub or Sub (except for the approval of H&H Acquisition Sub as the sole member of Sub, which has been obtained prior to the date hereof; a copy of such approval has been delivered to the Company on or before the date hereof in a form reasonably satisfactory to the Company) to approve and adopt this Agreement or the transactions contemplated hereby under applicable Law or pursuant to the rules of NASDAQ or any other national securities exchange as a result of, or to consummate, this Agreement, the Voting Agreement or the transactions contemplated hereby or thereby.

(s)  Intentionally Omitted.

(t)  Takeover Statutes.  The Board of Directors of Parent has taken such actions and votes as are necessary to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state Law, including Section 203 of Delaware Law, inapplicable to this Agreement, the Voting Agreement, the Merger and any other transaction contemplated by this Agreement and the Voting Agreement.

(u)  Non-Reliance on Company Estimates, Projections, Forecasts, Budgets, Forward-Looking Statements and Business Plans.  In connection with the due diligence investigation of the Company by Parent, H&H Acquisition Sub, H&H Group and Sub, Parent, H&H Acquisition Sub, H&H Group and Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and budget information, regarding the Company and its business and operations.  Parent, H&H Acquisition Sub, H&H Group and Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans and budgets, with which Parent, H&H Acquisition Sub, H&H Group and Sub are familiar, that Parent, H&H Acquisition Sub, H&H Group and Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and budgets, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans or budgets), and that Parent, H&H Acquisition Sub, H&H Group and Sub have not relied on such information or any other representation or warranty not set forth in Section 3.01 and will have no claim against the Company or any of its Subsidiaries, or any of their respective stockholders, Affiliates or Representatives, for any failure to achieve any such estimates, projections, forecasts and other forward-looking information.

(v)  No Other Representations and Warranties.  Except for the representations and warranties made by Parent, H&H Acquisition Sub, H&H Group and Sub in this Section 3.02, none of Parent, H&H Acquisition Sub, H&H Group, Sub, or any other person makes any express or implied representation or warranty with respect to Parent, H&H Acquisition Sub, H&H Group, Sub or their respective Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects.

ARTICLE IV

Covenants Relating to Conduct of Business

SECTION 4.01.  Conduct of Business.  (a)  Except as set forth in Section 4.01 of the Company Disclosure Letter, contemplated, required or permitted by this Agreement, required by Law or consented to in writing by H&H Group (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course and, to the extent consistent therewith, use reasonable best efforts to preserve materially intact its current business organization and to preserve its relationships with significant customers, suppliers, vendors and others having significant business dealings with the Company or any of its Subsidiaries, in each case, consistent with past practice.  Without limiting the generality of the foregoing, except as set forth in Section 4.01 of the Company Disclosure Letter, contemplated, required or permitted by this Agreement, required by Law or consented to in writing by H&H Group (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

(i)  declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent;

(ii)  split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock;

(iii)  repurchase, redeem or otherwise acquire any shares of its capital stock or any options, warrants or other rights to acquire any such shares, other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of the Company Stock Options, (B) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans and (C) the acquisition by the Company of Company Stock Options and shares of Company Restricted Stock in connection with the forfeiture of such awards;

(iv)  issue, deliver or sell any shares of its capital stock or other voting securities or equity interests, any securities convertible or exchangeable into any such shares, voting securities or equity interests, any options, warrants or other rights to acquire any such shares, voting securities, equity interests or convertible or exchangeable securities, any stock-based performance units, any Voting Company Debt or any other rights that give any person the right to receive any economic interest of a nature accruing to the holders of Company Common Stock, other than (A) upon the exercise or settlement of awards under the Company Stock Plan outstanding on the date of this Agreement, in accordance with their present terms and (B) as required to comply with any Company Benefit Plan, Company Benefit Agreement or other written agreement as in effect on the date of this Agreement;

(v)  (A) amend the Company Certificate of Incorporation or the Company By-Laws or (B) amend in any material respect the comparable organizational documents of any Subsidiary of the Company;

(vi)  merge or consolidate with, or purchase an equity interest in or a substantial portion of the assets of, any person or any division or business thereof, if the aggregate amount of the consideration paid or transferred by the Company and its Subsidiaries would exceed $500,000, other than any such action solely between or among the Company and its Subsidiaries;

(vii)  sell, lease or otherwise dispose of any of its properties or assets (including capital stock of any Subsidiary of the Company), other than (A) sales or other dispositions of inventory or other assets in the ordinary course of business or equipment that is no longer used or useful in the operations of the Company or any of its Subsidiaries, (B) the licensing or sublicensing of Intellectual Property in the ordinary course of business, (C) the sublease with respect to the Company’s real property located in Anderson, South Carolina, (D) the sale of the Company’s facility in Westfield, North Carolina, which is listed for sale and (E) other sales, leases or other dispositions for aggregate consideration of $500,000 or less;

(viii)  (A) incur any indebtedness for borrowed money (other than (1) trade indebtedness in the ordinary course of business, (2) the ordinary course use of the Wells Fargo Line of Credit, (3) in connection with this Agreement and the transactions contemplated hereby for those items set forth in Section 4.01(a)(viii) of the Company Disclosure Letter, and (4) any refinancing of the Wells Fargo Line of Credit; provided, that any fees payable to Wells Fargo in connection with such refinancing, or in connection with the subsequent termination of the Wells Fargo Line of Credit at or prior to the Merger Closing, shall not exceed thirty thousand dollars ($30,000) in the aggregate, and expenses incurred by the Company (including the fees and expenses of counsel to Wells Fargo and counsel to the Company, but excluding the fees payable to Wells Fargo as contemplated in the proviso in this clause) in connection with such refinancing or termination shall be reasonable and documented), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any such indebtedness or any debt securities of another person (collectively, “Indebtedness”), other than as described in the parenthetical set forth in clause (A) above; or (B) make any loans or capital contributions to, or investments in, any other person, other than (1) to any Subsidiary of the Company, (2) pursuant to clause (vi) above or (3) in the ordinary course of business;

(ix)  except (A) in the ordinary course of business for employees (other than executive officers) (for purposes of this clause (A), ordinary course of business shall include the Company-wide general wage increase anticipated to occur in fiscal year 2015 (which wage increase will not apply to executive officers) in accordance with the Company Board’s approval in December 2014), (B) as required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement or other written agreement, in each case, in effect on the date of this Agreement, (C) as otherwise expressly permitted by this Agreement or (D) as may be required to avoid adverse treatment under Section 409A of the Code, (1) grant to any director, executive officer or employee any increase in compensation, (2) grant to any director, executive officer or employee any increase in severance or termination pay, (3) enter into any employment, consulting, severance, retention or termination agreement with any director, executive officer or employee, (4) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan or Company Benefit Agreement or (5) take any action to accelerate any rights or benefits under any Company Benefit Plan or Company Benefit Agreement; provided, however, that the foregoing clauses (1), (2), (3) and (4) shall not restrict the Company or any of its Subsidiaries from entering into or making available to newly hired employees or to employees (other than executive officers) in the context of promotions based on job performance or workplace requirements, in each case, in the ordinary course of business, plans, agreements, benefits and compensation arrangements (not including any grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(x)  settle any material claim or material litigation, in each case, made or pending against the Company or any of its Subsidiaries, other than (A) the settlement of claims or litigation in which the Company or any of its Subsidiaries is named as a nominal defendant, (B) the settlement of any claims or litigation involving Parent, H&H Acquisition Sub, H&H Group, Sub or any of their respective Affiliates and (C) the settlement of any other claims or litigation for an amount payable by the Company and its Subsidiaries (net of any insurance payments and any payments by other parties thereto) not in excess of $200,000;

(xi)  make any material change in accounting methods, principles or practices by the Company or any of its Subsidiaries affecting the consolidated assets, liabilities or results of operations of the Company, except as required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (B) by Law;

(xii)  adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the dissolution of any inactive Subsidiary of the Company and reorganizations solely among Subsidiaries of the Company);

(xiii)  make any material tax election, other than in the ordinary course of business, or settle or compromise any material tax liability or refund;

(xiv)  make any capital expenditures, other than (A) in accordance with the Company’s capital expenditure plan previously provided to H&H Group, and (B) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (B) not to exceed $500,000;

(xv)  other than in the ordinary course of business consistent with past practice, materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies;

(xvi)  amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any material permits of the Company or any Subsidiary;

(xvii)  (1) cancel or permit to lapse any material Intellectual Property of the Company other than in the ordinary course of business or (2) disclose to any third party, other than representatives of Parent, H&H Acquisition Sub or H&H Group or under a confidentiality agreement, any trade secret included in the Intellectual Property of the Company in a way that results in loss of material trade secret protection; or

(xviii)  authorize any of, or commit or agree to take any of, the foregoing actions.

(b)  Neither Parent, H&H Acquisition Sub, H&H Group, Sub nor the Company shall knowingly take or permit any of their respective Affiliates to take any action that could reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated hereby.

SECTION 4.02.  Competing Proposals.  (a)  Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on the day that is thirty (30) days following the date of this Agreement (the “Solicitation Period End Date”), the Company and its Subsidiaries and their respective Representatives shall have the right (acting under the direction of the Company Board or any committee thereof, including the Special Committee) to, directly or indirectly, (i) solicit, initiate, facilitate and encourage any Competing Proposals, including by way of providing access to non-public information pursuant to (but only pursuant to) one or more confidentiality agreements having terms and provisions that are substantially similar to those contained in the Confidentiality Agreement, provided, that, for avoidance of doubt, such confidentiality agreement need not include any standstill restriction (each, an “Acceptable Confidentiality Agreement”); provided, however, that, subject to the last sentence of this Section 4.02(a), any material non-public information concerning the Company or its Subsidiaries provided to any Third Party and not previously provided or made available to H&H Group shall be provided to H&H Group or Sub as promptly as reasonably practicable after it is provided to such Third Party (which requirement may be satisfied by posting such information to the Electronic Data Room); and (ii) enter into, continue or otherwise participate in any discussions or negotiations with respect to any Competing Proposal or otherwise cooperate with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any Competing Proposal.  Notwithstanding the foregoing, the Company shall not be required to provide any commercially sensitive non-public information to any competitor in connection with the actions contemplated by this Section 4.02, except in a manner consistent with the Company’s past practice in dealing with the disclosure of such information in the context of considering Competing Proposals prior to the date of this Agreement.

(b)  Except as expressly permitted by this Section 4.02(b) or Section 4.02(c), from and after the Solicitation Period End Date, neither the Company nor any of its Subsidiaries shall, and the Company shall use its reasonable best efforts to cause each of its Representatives to (i) cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any Third Parties that may be ongoing with respect to a Competing Proposal, and (ii) request any such Third Party to promptly return or destroy all confidential information concerning the Company and its Subsidiaries.  Except as expressly permitted by this Section 4.02(b) or Section 4.02(c), neither the Company nor any of its Subsidiaries shall, and the Company shall use its reasonable best efforts to cause each of its Representatives not to, from and after the Solicitation Period End Date until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.01, directly or indirectly, (x) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, a Competing Proposal, (y) engage in any discussions or negotiations with, or furnish any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the books or records of the Company or its Subsidiaries to, any Third Party for the purpose of knowingly facilitating or knowingly encouraging a Competing Proposal, or (z) approve, endorse or recommend, or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive agreement (other than a confidentiality agreement in a form customary for acquisition transactions) with respect to, any Competing Proposal (an “Alternative Acquisition Agreement”).  No later than two (2) business days following the Solicitation Period End Date, the Company shall notify H&H Group and Sub in writing of the number and identity (to the extent the Company is permitted under any contractual obligations and under applicable Law to disclose the identity, and if not permissible, shall include a general description (i.e., a financial buyer or a strategic buyer in lieu of the identity)) of Exempted Persons that submitted a Competing Proposal on or before the Solicitation Period End Date; provided, that in no event shall the Company be required to disclose the identity of an Exempted Person if the Company entered into a confidentiality agreement with such Exempted Person prior to the date hereof.  Notwithstanding the commencement of the obligations of the Company under this Section 4.02(b), from and after the Solicitation Period End Date, the Company may continue to engage in the activities described in clauses (x) through (y) of this Section 4.02(b) above with respect to a Competing Proposal submitted by an Exempted Person on or before the Solicitation Period End Date until 11:59 p.m. (Pacific time) on the day that is fifteen (15) days following the Solicitation Period End Date (the “Cut-Off Date”), including with respect to any amended or revised proposal submitted by such Exempted Person on or before the Cut-Off Date, so long as a majority of the members of the Company Board (or any committee thereof, including the Special Committee) determine, in good faith, after consultation with its financial and legal advisors, that such amended or revised proposal is bona fide and constitutes, or is reasonably likely to lead to, a Superior Proposal.  Notwithstanding anything contained in this Section 4.02(b) to the contrary, an Exempted Person will no longer be an Exempted Person for all purposes under this Agreement immediately at such time as (x) the Competing Proposal made by such Exempted Person is withdrawn, is terminated, expires or the Competing Proposal of such Exempted Person fails to satisfy the requirements contained in the definition of “Exempted Person”, subject, in each case, to the right of the Exempted Person to amend, change or otherwise modify its Competing Proposal, including to satisfy the requirements contained in the definition of “Exempted Person”, or (y) the discussions or negotiations with such Exempted Person have been finally terminated by the Company or finally terminated by the Exempted Person.  The Company shall notify H&H Group promptly when an Exempted Person ceases to be an Exempted Person; provided, however, that the Company shall only be required to disclose the identity of such Person who ceases to be an Exempted Person to the extent permissible under any contractual obligations and under applicable Law, and if not permissible, the Company shall provide Parent with a general description of the Exempted Person (i.e., a financial buyer or a strategic buyer in lieu of the identity); provided, further, that in no event shall the Company be required to disclose the identity of an Exempted Person if the Company entered into a confidentiality agreement with such Exempted Person prior to the date hereof.

(c)  Notwithstanding anything to the contrary contained in Section 4.02(b) (other than with respect to an Exempted Person in accordance with Section 4.02(b) during the period after the Solicitation Period End Date but prior to the Cut-Off Date), at any time after the Solicitation Period End Date (or the Cut-Off Date, as applicable) and prior to obtaining the Stockholder Approvals, the Company or the Company Board (or any committee thereof, including the Special Committee), directly or indirectly through its Representatives, may (i) furnish nonpublic information to any Third Party making a Competing Proposal (provided, however, that prior to so furnishing such information, the Company receives from the Third Party an executed Acceptable Confidentiality Agreement; and provided, further, that, subject to the last sentence of Section 4.02(a), any material non-public information concerning the Company or its Subsidiaries provided to such Third Party and not already provided or made available to H&H Group shall be provided to H&H Group or Sub as promptly as reasonably practicable after it is provided to such Third Party (which requirement may be satisfied by posting such information to the Electronic Data Room)), and (ii) engage in discussions or negotiations with such Third Party with respect to the Competing Proposal if: (x) such Third Party has submitted a Competing Proposal and which a majority of the members of the Company Board (or any committee thereof, including the Special Committee) determine in good faith, after consultation with its financial and legal advisors, constitutes, or could reasonably be expected to lead to, a Superior Proposal; (y) such Competing Proposal did not result from a material breach of either of the first two (2) sentences of Section 4.02(b); and (z) a majority of the members of the Company Board (or any committee thereof, including the Special Committee) determine in good faith, after consultation with legal counsel, that failure to take such action could be inconsistent with the directors’ fiduciary duties under applicable Law.  Prior to taking any of the actions referred to in this Section 4.02(c), the Company shall notify H&H Group and Sub orally and in writing that it proposes to furnish non-public information and/or enter into discussions or negotiations as provided in this Section 4.02(c).

(d)  Except as expressly permitted by this Section 4.02(d), neither the Company Board nor any committee thereof shall: (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent, H&H Acquisition Sub, H&H Group or Sub, the approval or recommendation by the Company Board or any such committee, including the Special Committee, of this Agreement or the transactions contemplated hereby; (ii) approve or recommend, or publicly propose to approve or recommend, any Competing Proposal made or received after the date hereof (any of the actions described in clauses (i) and (ii) of this Section 4.02(d), an “Adverse Recommendation Change”); or (iii) cause or permit the Company to enter into any Alternative Acquisition Agreement.  Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the Stockholder Approvals, a majority of the members of the Company Board (or any committee thereof, including the Special Committee) shall be permitted (x) to terminate this Agreement to substantially concurrently enter into a definitive agreement, and/or effect an Adverse Recommendation Change described in clause (i) of such definition, with respect to a Superior Proposal, subject to compliance in all material respects with Section 4.02(e) and, if applicable, Section 7.05 (A) if the Company Board (or any committee thereof, including the Special Committee) has received a Competing Proposal that, in the good faith determination of a majority of the members of the Company Board (or any committee thereof, including the Special Committee), after consultation with its legal and financial advisors, constitutes a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be timely offered in writing by Parent, H&H Acquisition Sub, H&H Group and Sub pursuant to Section 4.02(e), (B) such Competing Proposal did not result from a material breach of either of the first two (2) sentences of Section 4.02(b), and (C) if a majority of the members of the Company Board (or any committee thereof, including the Special Committee) determine in good faith, after consultation with its financial and legal advisors, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, or (y) to effect an Adverse Recommendation Change described in clause (i) of such definition, if a majority of the members of the Company Board (or any committee thereof, including the Special Committee) determine in good faith, after consultation with its financial and legal advisors, that, in light of material facts, events, developments or circumstances that were not known by or reasonably foreseeable to the Company Board prior to the date hereof, or if known or reasonably foreseeable to the Company Board prior to the date of this Agreement, the consequences of which were not known or reasonably foreseeable to the Company Board prior to the date of this Agreement, other than a Competing Proposal, or an inquiry, proposal or offer that could reasonably be expected to lead to a Competing Proposal, or the consequences thereof (an “Intervening Event”), the  failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(e)  The Company shall not be entitled to effect an Adverse Recommendation Change with respect to a Competing Proposal that the Company Board (or any committee thereof, including the Special Committee) has determined is a Superior Proposal or to terminate this Agreement as permitted under Section 4.02(d) with respect to a Competing Proposal that the Company Board (or any committee thereof, including the Special Committee) has determined is a Superior Proposal unless (i) with respect to such Competing Proposal, the Company has complied with the terms of this Section 4.02(e) in all material respects and such Superior Proposal did not result from a material breach of either of the first two (2) sentences of Section 4.02(b), (ii) the Company has provided a written notice (a “Notice of Superior Proposal”) to Parent, H&H Acquisition Sub, H&H Group and Sub that the Company intends to take such action and describing the material terms and conditions of the Superior Proposal that is the basis of such action (including copies of any Alternative Acquisition Agreement and, to the extent permissible under any contractual obligations of the Company and under applicable Law, the identity of the Third Party; provided, however, that in no event shall the Company be required to disclose the identity of any Third Party if the Company entered into a confidentiality agreement with such Third Party prior to the date hereof, and if not permissible, the Company shall disclose to Parent a general description of the Third Party (i.e., a financial buyer or a strategic buyer in lieu of the identity), (iii) during the four (4) business day period following Parent’s, H&H Acquisition Sub’s, H&H Group’s and Sub’s receipt of the Notice of Superior Proposal, the Company shall, and shall use reasonable best efforts to cause its Representatives to, negotiate with Parent, H&H Acquisition Sub, H&H Group and Sub in good faith (to the extent Parent, H&H Acquisition Sub, H&H Group and Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and (iv) following the end of the four (4) business day period, a majority of the members of the Company Board (or any committee thereof, including the Special Committee) shall have determined in good faith, taking into account any changes to this Agreement timely proposed in writing by Parent, H&H Acquisition Sub, H&H Group and Sub in response to the Notice of Superior Proposal or otherwise, and after consultation with its legal and financial advisors, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal.  Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 4.02(e); provided, however, that references to the four (4) business day period above shall be deemed to be references to a three (3) business day period).

(f)  The Company shall not be entitled to effect an Adverse Recommendation Change pursuant to clause (y) under Section 4.02(d) with respect to an Intervening Event unless (i) the Company has provided a written notice (a “Notice of Intervening Event”) to Parent, H&H Acquisition Sub, H&H Group and Sub that the Company intends to take such action and describing in reasonable detail the underlying facts giving rise to the Intervening Event and the reasons for taking such action, (ii) during the four (4) business day period following Parent’s, H&H Acquisition Sub’s, H&H Group’s and Sub’s receipt of the Notice of Intervening Event, the Company shall, and shall use reasonable best efforts to cause its Representatives to, negotiate with Parent, H&H Acquisition Sub, H&H Group and Sub in good faith (to the extent Parent, H&H Acquisition Sub, H&H Group and Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the need for making an Adverse Recommendation Change is obviated; and (iii) following the end of the four (4) business day period, a majority of the members of the Company Board (or any committee thereof, including the Special Committee) shall have determined in good faith, taking into account any changes to this Agreement timely proposed in writing by Parent, H&H Acquisition Sub, H&H Group and Sub in response to the Notice of Intervening Event or otherwise, and after consultation with its legal and financial advisors, that the need for making an Adverse Recommendation Change as a result of an Intervening Event is not obviated.  Any material developments relating to an Intervening Event shall require a new Notice of Intervening and the Company shall be required to comply again with the requirements of this Section 4.02(f); provided, however, that references to the four (4) business day period above shall be deemed to be references to a three (3) business day period).

(g)  From and after the Solicitation Period End Date, the Company shall, as promptly as reasonably practicable (and in any event within two (2) business days), advise Parent, H&H Acquisition Sub, H&H Group and Sub of receipt by the Company of any Competing Proposal or any request for non-public information, or for discussions or negotiations, in connection with any Competing Proposal, the material terms and conditions of any such Competing Proposal or request (including, to the extent permissible under any contractual obligations of the Company and under applicable Law, the identity of the Third Party, and if not permissible, the Company shall disclose to Parent a general description of the Third Party (i.e., a financial buyer or a strategic buyer in lieu of the identity), and a copy of the Competing Proposal; provided, however, that in no event shall the Company be required to disclose the identity of any Third Party if the Company entered into a confidentiality agreement with such Third Party prior to the date hereof).  The Company shall keep Parent, H&H Acquisition Sub and H&H Group reasonably informed on a reasonably current basis (but in no event later than two (2) business days) after the occurrence of any material changes, developments, discussions or negotiations of the status of any Competing Proposal and any material developments, discussions or negotiations related thereto.  Without limiting the foregoing, the Company shall as promptly as reasonably practicable (and in any event within two (2) business days) advise Parent, H&H Acquisition Sub, H&H Group and Sub of any material amendments to any such Competing Proposal or request.  Notwithstanding anything in this Agreement to the contrary or otherwise, in no event shall Parent, H&H Acquisition Sub, H&H Group, Sub or any of their respective Representatives or Affiliates, and Parent, H&H Acquisition Sub, H&H Group and Sub shall cause their respective Representatives and Affiliates not to, and neither, Parent, H&H Acquisition Sub, H&H Group, Sub nor their respective Representatives or Affiliates shall instruct or encourage any person to, directly or indirectly, contact by any means, whether in-person, by telephone, facsimile, electronic mail, written or otherwise, any Exempted Person or any Third Party that has submitted or, to the Knowledge of Parent, H&H Acquisition Sub, H&H Group or Sub, intends to submit to the Company or its Representatives a Competing Proposal, or made or, to the Knowledge of Parent, H&H Acquisition Sub, H&H Group or Sub, intends to make a request for non-public information, or engaged or, to the Knowledge of Parent, H&H Acquisition Sub, H&H Group or Sub, intends to engage in discussions or negotiations, in connection with any Competing Proposal or any request for non-public information; provided, however, that the foregoing shall not prohibit contact with any Exempted Person or Third Party not related to any Competing Proposal, the Company, any of the Company’s Subsidiaries or the Company’s or any of its Subsidiaries’ respective businesses.

(h)  Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through its Representatives, from (i) taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (or any similar communication to the Company’s stockholders), or (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the Company’s stockholders) if a majority of the members of the Company Board (or any committee thereof, including the Special Committee) has determined in good faith, after consultation with legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that any disclosures permitted under this Section 4.02(g) shall not be a basis, in themselves, for H&H Group to terminate this Agreement pursuant to Section 7.01(e).

(i)  For purposes of this Agreement:

(i)  “Competing Proposal” shall mean, other than the transactions contemplated by this Agreement, any bona fide, written proposal, inquiry or offer (other than a proposal, inquiry or offer by Parent, H&H Acquisition Sub, H&H Group, Sub or any of their respective Subsidiaries) from a Third Party relating to (i) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of the Company as determined on a book-value basis; (ii) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any person of twenty percent (20%) or more of the assets of the Company and its Subsidiaries, taken as a whole as determined on a book-value basis; (iii) the acquisition in any manner, directly or indirectly, by any person of twenty percent (20%) or more of the issued and outstanding shares of Company Common Stock; or (iv) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any person beneficially owning twenty percent (20%) or more of the Company Common Stock or any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of the Company as determined on a book-value basis.

(ii)  “Superior Proposal” shall mean a Competing Proposal (with all percentages in the definition of Competing Proposal increased to fifty percent (50%)) made by a Third Party not resulting from a material breach by the Company of the first two sentences of Section 4.02(b) on terms that a majority of the members of the Company Board (or any committee thereof, including the Special Committee) determine in good faith, after consultation with the Company’s financial and legal advisors, and considering such factors as the Company Board (or any committee thereof, including the Special Committee) considers to be appropriate, which shall include the legal, financial and regulatory aspects of the Competing Proposal (including financing terms, the conditionality thereof, the representations and warranties required to be made by the Company and the expected timing and likelihood of consummation of such Competing Proposal) to the extent required by applicable Law and the person making the proposal, are more favorable, including from a financial point of view, to the Company and its stockholders than the transactions contemplated by this Agreement (after giving effect to all adjustments to the terms thereof which may be timely offered in writing by Parent, H&H Acquisition Sub or H&H Group (including pursuant to Section 4.02(e), if applicable).

ARTICLE V

Additional Agreements

SECTION 5.01.  Preparation of the Proxy Statement; Stockholders’ Meeting.  (a)  The Company shall, as soon as reasonably practicable following the date hereof prepare the Proxy Statement.  Prior to the mailing of the Proxy Statement (or any amendment or supplement thereto) in accordance with Section 5.01(b), the Company shall provide H&H Group a reasonable opportunity to review and to propose comments on such document and the Company shall reasonably consider any such comments.  Parent, H&H Acquisition Sub, H&H Group and Sub shall furnish to the Company all information concerning Parent, H&H Acquisition Sub, H&H Group and Sub required by applicable Law to be set forth in the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement.

(b)  Unless the Stockholder Approvals have been delivered by a written consent to the Company, the Company shall, as promptly as reasonably practicable following the Solicitation Period End Date, (i) cause the Proxy Statement to be mailed to the stockholders of the Company and (ii) duly call, give notice of, convene and hold a meeting of the stockholders of the Company (the “Stockholders’ Meeting”) for the purpose of obtaining the Stockholder Approvals; provided, however, that if an Adverse Recommendation Change shall have occurred, the Company shall regardless convene and hold the Stockholders’ Meeting.  The Company Board (including the Special Committee) shall make the Recommendation with respect to the adoption of this Agreement to the Company’s stockholders and shall include such recommendation in the Proxy Statement and use commercially reasonable efforts to obtain the Stockholder Approvals at the Stockholders’ Meeting, except, in each case, to the extent that the Company Board (or any committee thereof, including the Special Committee) shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by Sections 4.02(d), (e) and (f), as applicable, or except if the Stockholder Approvals have been delivered by a written consent to the Company.

SECTION 5.02.  No Access to Information; Confidentiality.  Notwithstanding anything to the contrary set forth herein, neither the Company, any of its Subsidiaries nor any of their respective Representatives shall be required to provide access to or disclose any information regarding or in connection with the Company or its Subsidiaries, or their respective businesses to Parent, H&H Acquisition Sub, H&H Group or Sub prior to the Effective Time; provided, however, that the Company shall provide to Parent, H&H Acquisition Sub and H&H Group all monthly and quarterly financial statements, which shall continue to be prepared with respect to such quarterly financials, and may be prepared with respect to such monthly financial statements, by the Company prior to the Merger Closing in the ordinary course of business in a manner consistent with past practice, promptly after such financial statements are available.  Each of H&H Group, H&H Acquisition Sub and Sub agrees to be bound by the terms and provisions of the Confidentiality Agreement as if it were the “Participant” under the Confidentiality Agreement.  Except for disclosures expressly permitted by the Confidentiality Agreement, Parent, H&H Acquisition Sub, H&H Group and each shall, in accordance with the Confidentiality Agreement, keep confidential and not disclose, and shall cause their respective officers, employees, accountants, consultants, financial and legal advisors and other Representatives to keep confidential and not disclose, all Information and Restricted Information (each as defined in the Confidentiality Agreement) directly or indirectly received from the Company or its Representatives.  The Company Disclosure Letter, including all of information set forth in the Company Disclosure Letter, shall be subject to, and shall constitute “Information” under, the Confidentiality Agreement.

SECTION 5.03.  Reasonable Best Efforts.  Upon the terms and subject to the conditions set forth in this Agreement (including Section 5.04), each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate, as promptly as reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to: (i) take all actions necessary to cause the conditions to the Merger Closing to be satisfied, in each case, as promptly as reasonably practicable; (ii) obtain all necessary consents, approvals, orders, waivers and authorizations of, and actions or nonactions by, any Governmental Authority and make all necessary registrations, declarations and filings with, and notices to, any Governmental Authority (including pursuant to the HSR Act) and take all reasonable steps as may be necessary to avoid a suit, action, proceeding or investigation by any Governmental Authority; (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement; and (iv) defend or contest any claim, suit, action or other proceeding that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.  In connection with and without limiting the generality of the foregoing, the Company and the Company Board shall (i) take all action necessary to ensure that no state takeover statute is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement.  Additionally, each of Parent, H&H Acquisition Sub, H&H Group and Sub, on the one hand, and the Company, on the other hand, shall not, and shall not permit any of their respective Affiliates to, take any action that would, or that would reasonably be expected to, result in any of the conditions set forth in Article VI not being satisfied in a timely manner.

SECTION 5.04.  Antitrust Notification and Other Regulatory Filings.  (a)  Parent, H&H Acquisition Sub, H&H Group, Sub and the Company shall, in consultation and cooperation with the other and as promptly as reasonably practicable, but in no event later than ten (10) business days after the date of this Agreement, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form, if any, required under the HSR Act for the Merger or any of the other transactions contemplated by this Agreement. Any such filings shall be in substantial compliance with the requirements of the HSR Act.  Each of Parent, H&H Acquisition Sub, H&H Group, Sub and the Company shall (i) furnish to the other party such necessary information that is required by applicable Law to be included in, and reasonable assistance as the other party may request in connection with its preparation of, any initial filing or initial submission which is necessary under the HSR Act, (ii) give the other party reasonable prior notice of any such filings or submissions and, to the extent reasonably practicable, of any communication with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other Governmental Authority regarding the Merger or any of the other transactions contemplated by this Agreement, and permit the other party to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other party in connection with, any such filings, submissions, communications, requests or inquiries, (iii) unless prohibited by applicable Law or by the applicable Governmental Authority, and to the extent reasonably practicable, (A) not participate in or attend any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of the Merger or any of the other transactions contemplated by this Agreement without the other party, (B) give the other party reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Authority from participating or attending any such meeting or engaging in any such conversation, keep such party apprised with respect thereto to the extent permitted by applicable Law or by the applicable Governmental Authority, (D) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement, the Merger or any of the other transactions contemplated by this Agreement, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority and (E) furnish the other party with copies of all filings, submissions, correspondence and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives, on the one hand, and any Governmental Authority or members of any Governmental Authority’s staff, on the other hand, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement and (iv) comply with any inquiry or request from the FTC, the DOJ or any other Governmental Authority as promptly as reasonably practicable.  Any such additional information shall be in substantial compliance with the requirements of the HSR Act.  Each of Parent, H&H Acquisition Sub, H&H Group and Sub agrees not to extend, directly or indirectly, any waiting period under the HSR Act or enter into any agreement with a Governmental Authority to delay or not to consummate the Merger or any of the other transactions contemplated by this Agreement, except with the prior written consent of the Company, which consent may be withheld in its sole discretion.  Parent, H&H Acquisition Sub and H&H Group, on the one hand, and the Company, on the other hand, shall each pay one-half (1/2) of the initial fee related to the filings required pursuant to the HSR Act.

(b)  Each of Parent, H&H Acquisition Sub, H&H Group, Sub and the Company shall use its reasonable best efforts to, as promptly as reasonably practicable, (i) obtain any clearance required, including pursuant to a request for an early termination of any waiting period, (ii) resolve any objections as may be asserted by any Governmental Authority and (iii) avoid or eliminate impediments, in each case, under the HSR Act and any other applicable merger control or competition Law that would otherwise prevent the consummation of the Merger or any of the other transactions contemplated by this Agreement.  For purposes of this Section 5.04, Parent’s, H&H Acquisition Sub’s, H&H Group’s and Sub’s reasonable best efforts shall include (i) vigorously defending and contesting any claim, suit, action or other proceeding instituted (or threatened to be instituted) challenging the Merger or any of the other transactions contemplated by this Agreement as illegal under or violative of any competition or antitrust Law, (ii) attempting to have repealed, rescinded or made inapplicable any Law or Restraint, and to have vacated, lifted, reversed or overturned any Law that is enacted, entered, promulgated or enforced by a Governmental Authority, that would make the Merger or any of the other transactions contemplated by this Agreement illegal or would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement, (iii) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of businesses, product lines, assets or operations of Parent, H&H Acquisition Sub, H&H Group, Sub, the Company or any of their respective Subsidiaries, (iv) conducting its business in a specified manner, or proposing and agreeing or permitting Parent, H&H Acquisition Sub, H&H Group, Sub, the Company or any of their respective Subsidiaries to conduct its business in a specified manner and (v) otherwise taking or committing to take actions that after the Effective Time would limit Parent’s, H&H Acquisition Sub’s, H&H Group’s, Sub’s or their respective Subsidiaries’ ability to retain one or more of the businesses, product lines, assets or operations of the Company, in each case, to the extent necessary to obtain any such clearance, resolve any such objections or avoid or eliminate any such impediments; provided, however, that the effectiveness of any such action shall be conditioned upon the consummation of the Merger.  The Company shall reasonably cooperate with Parent, including as reasonably requested by Parent, directly in connection with the actions described in clauses (i) and (ii) of the immediately preceding sentence of this Section 5.04(b), provided, however, that other than such information that is necessary to reply to any second request for information made by the FTC or DOJ, in no other event shall the Company, any of its Subsidiaries or any of their respective Representatives be required to provide access to or disclose any information regarding or in connection with the Company or its Subsidiaries, or their respective businesses to Parent, H&H Acquisition Sub, H&H Group or Sub, or any of their respective Affiliates or Representatives.

SECTION 5.05.  Benefit Matters.  (a)Parent agrees that each employee of the Company or any of its Subsidiaries who continues employment with Parent, H&H Acquisition Sub, H&H Group, the Surviving Corporation or any of their respective Subsidiaries after the Merger Closing Date (each, a “Continuing Employee”) shall be provided with benefits on substantially the same terms as benefits are provided to similarly situated employees of Parent.  Nothing in this Agreement shall require Parent, H&H Acquisition Sub, H&H Group, the Surviving Corporation or any of their Subsidiaries to continue to employ any particular employee of the Company or any of its Subsidiaries following the Merger Closing Date, or shall be construed to prohibit Parent, H&H Acquisition Sub, H&H Group,  Surviving Corporation or any of their Subsidiaries from amending or terminating any Company Benefit Plan.

(b)  Parent, H&H Acquisition Sub, H&H Group and the Surviving Corporation shall ensure that, as of the Merger Closing Date, each Continuing Employee receives full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits) for service with the Company or any of its Subsidiaries (or predecessor employers to the extent the Company provides such past service credit under its employee benefit plans) under each of the comparable employee benefit plans, programs and policies of Parent, the Surviving Corporation or the relevant Subsidiary, as applicable, in which such Continuing Employee becomes a participant; provided, however, that no such service recognition shall result in any duplication of benefits.  As of the Merger Closing Date, Parent, H&H Acquisition Sub and H&H Group shall, or shall cause the Surviving Corporation or relevant Subsidiary to, credit to each Continuing Employee the amount of vacation time that such employee had accrued under any applicable Company Benefit Plan as of the Merger Closing Date.  With respect to each health or welfare benefit plan maintained by Parent, the Surviving Corporation or the relevant Subsidiary for the benefit of any Continuing Employee, Parent shall (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Benefit Plan for the plan year that includes the Merger Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent, the Surviving Corporation or the relevant Subsidiary, as applicable, for the plan year in which the Merger Closing Date occurs.

(c)  Parent, H&H Acquisition Sub and H&H Group shall, or shall cause the Surviving Corporation or relevant Subsidiary to, assume and honor in accordance with their terms all deferred compensation agreements, severance agreements and written employment, severance, retention, incentive, change in control and termination agreements (including any change in control provisions therein) set forth in Section 3.01(l)(i) of the Company Disclosure Letter applicable to employees of the Company or any of its Subsidiaries, in the same manner and to the same extent that the Company or such Subsidiary would be required to perform and honor such plans, agreements and arrangements if the transactions contemplated by this Agreement had not been consummated.

SECTION 5.06.  Indemnification, Exculpation and Insurance.  (a)  All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, any of its Subsidiaries or any of their respective predecessors (each, an “Indemnified Party”) as provided in the Company Certificate of Incorporation, the Company By-Laws, the organizational documents of any Subsidiary of the Company or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(b)  Without limiting Section 5.06(a) or any rights of any Indemnified Party pursuant to any indemnification agreement, from and after the Effective Time, in the event of any threatened or actual claim, suit, action, proceeding or investigation (a “Claim”), whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Party is or was a director (including in a capacity as a member of any board committee), officer, employee or agent of the Company, any of its Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, Parent, H&H Acquisition Sub, H&H Group and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless, to the fullest extent that the Company would be permitted to do so under applicable Law (for the avoidance of doubt, subject to the limitations on the Company’s ability to indemnify its directors and officers under Section 145 of the DGCL), each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines, penalties and amounts paid in settlement of or in connection with any such threatened or actual Claim.  Neither Parent, H&H Acquisition Sub, H&H Group nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent.  Parent, H&H Acquisition Sub, H&H Group and the Surviving Corporation shall cooperate with an Indemnified Party in the defense of any matter for which such Indemnified Party could seek indemnification hereunder.  Parent’s, H&H Acquisition Sub’s, H&H Group’s and the Surviving Corporation’s obligations under this Section 5.06(b) shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.

(c)  The Company may obtain, at or prior to the Effective Time, prepaid (or “tail”) directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) for six (6) years from the Effective Time, covering each person who is covered by such policies on the date of this Agreement on terms with respect to such coverage and amounts that are, individually and in the aggregate, no less favorable to any Indemnified Party than those of such policies in effect on the date of this Agreement; provided, however, that the maximum aggregate premium for such insurance policies shall not exceed the maximum aggregate annual premium contemplated by the second succeeding sentence.  If such “tail” insurance policies have been obtained by the Company, Parent, H&H Acquisition Sub and H&H Group shall cause such policies to be maintained in full force and effect, for their full term, and cause all obligations thereunder to be honored by it and the Surviving Corporation.  In the event the Company does not obtain such “tail” insurance policies, then, for a period of six (6) years from the Effective Time, Parent, H&H Acquisition Sub and H&H Group shall maintain in effect the Company’s current directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), covering each Indemnified Party on terms with respect to such coverage and amounts that are, individually and in the aggregate, no less favorable to any Indemnified Party than those of such policies in effect on the date of this Agreement; provided, however, that neither Parent, H&H Acquisition Sub, H&H Group nor the Surviving Corporation shall be required to pay an aggregate annual premium for such insurance policies in excess of two hundred fifty percent (250%) of the annual premium paid by the Company for coverage for its last full fiscal year for such insurance (which amount the Company represents and warrants is set forth in Section 5.06(c) of the Company Disclosure Letter); provided further that if the annual premium of such insurance coverage exceeds such amount, Parent, H&H Acquisition Sub, H&H Group or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; and provided further that Parent, H&H Acquisition Sub and H&H Group may substitute therefor policies of a reputable and financially sound insurance company containing terms, including with respect to coverage and amounts, that are, individually and in the aggregate, no less favorable to any Indemnified Party.

(d)  In the event that Parent, H&H Acquisition Sub, H&H Group or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, including any internal reorganization or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any person, or if Parent, H&H Acquisition Sub, or H&H Group dissolves the Surviving Corporation, then, and in each such case, Parent, H&H Acquisition Sub and H&H Group shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 5.06.

(e)  The obligations of Parent, H&H Acquisition Sub, H&H Group and the Surviving Corporation under this Section 5.06 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.06 applies without the consent of such affected Indemnified Party.  The provisions of this Section 5.06 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

SECTION 5.07.  Fees and Expenses.  Except as otherwise provided in Section 5.04, this Section 5.07, Section 5.15 and Section 7.05, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.  Notwithstanding anything to the contrary set forth in this Section 5.07, if any legal proceeding, arbitration or other action is brought or threatened for the enforcement or interpretation of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, and the prevailing party in any such action should incur any legal fees or costs, including, but not limited to, attorneys’ fees, paralegal fees, expert witness fees, court costs and other similar fees and costs, a successful prevailing party or parties to any such dispute or action shall be entitled to recover from the other party their reasonable legal fees or costs, including, but not limited to, attorneys’ fees, paralegal fees, expert witness fees, court costs and other similar fees and costs, incurred, together with any other relief to which it may otherwise be entitled, as determined by an arbitrator, judgment at trial, upon appeal or petition.

SECTION 5.08.  Public Announcements.  H&H Group and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for any matters referred to in Section 4.02.  The parties agree that the initial press release to be issued with respect to the Merger and the other transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

SECTION 5.09.  Tender Offer.  Prior to the end of the date hereof, Parent shall, and shall cause H&H Group, H&H Acquisition Sub and Sub to, and each of H&H Group,  H&H Acquisition Sub and Sub shall, irrevocably withdraw the tender offer launched on February 26, 2015, as thereafter extended, pursuant to that certain Offer to Purchase whereby Parent, through its Affiliates, offered to purchase 10,028,724 shares of Company Common Stock.

SECTION 5.10.  Notification of Certain Matters.  The Company shall give prompt written notice to H&H Group, and H&H Group shall give prompt written notice to the Company, upon becoming aware of any material event, development or occurrence that would reasonably be expected to give rise to the failure of any conditions set forth in Article VI or a right of termination set forth in Section 7.01(c) or Section 7.01(d), as the case may be, and that is incapable of being remedied prior to the Outside Date.

SECTION 5.11.  Sub and Surviving Corporation Compliance.  H&H Acquisition Sub shall cause Sub or the Surviving Corporation, as applicable, and Parent shall cause H&H Group, and H&H Group shall cause H&H Acquisition Sub, to perform all of its respective covenants and agreements and to comply with all of its respective obligations, in each case, under this Agreement and Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

SECTION 5.12.  Parent’s Vote at Stockholders’ Meeting.  Parent shall vote, and shall cause its Subsidiaries and Affiliates to vote, all shares of Company Common Stock owned by it or any of its Subsidiaries or Affiliates in accordance with the Recommendation or any Adverse Recommendation Change, and, if applicable, in favor of any Superior Proposal recommended by the Company Board or the Special Committee, in each case that is made or accepted pursuant to, and in material compliance with, Sections 4.02(d), (e) and (f), as applicable.

SECTION 5.13.  Release.  Notwithstanding anything contained herein (or otherwise) to the contrary, in consideration of the execution, delivery and performance by the Company of this Agreement, effective as of the Effective Time, each of the Parent, H&H Acquisition Sub, H&H Group and Sub on behalf of itself and each of their respective present and future Affiliates and past and present Representatives (each, a “Releasing Party”), RELEASES, WAIVES, ACQUITS, DISCLAIMS ANY RIGHT TO BENEFIT FROM, AND FOREVER DISCHARGES, and each of Parent, H&H Acquisition Sub, H&H Group and Sub shall cause each of their respective present and future Affiliates to RELEASE, WAIVE, ACQUIT, DISCLAIM ANY RIGHT TO BENEFIT FROM, AND FOREVER DISCHARGE, the Company and its Subsidiaries and each of their respective Affiliates, together with each of their respective past and present Representatives (each, a “Released Party”), from any and all loss, liability, damage, claim, settlement or expense (including any and all out-of pocket legal fees and expenses), causes of action or suits in law or equity, of whatever kind or nature, known or unknown, matured or un-matured, contingent or non-contingent, that any Releasing Party ever had or may now have against any Released Party to the extent related in any way to the Company and its Subsidiaries, including without limitation those relating to the 2015 annual meeting of the stockholders of the Company and the voting of Company Common Stock thereat, and that have accrued or arisen prior to the Effective Time (or as of the Effective Time or such later date as may be applicable solely with respect to claims (other than Permitted Claims) relating to the shares of Company Common Stock owned, of record or beneficially, by Steel or any of its Subsidiaries or Affiliates not being cancelled in the Merger pursuant to Section 2.01(c) in exchange for the Per Share Merger Consideration and instead being exchanged following the Merger for shares of common stock of Parent), including without limitation those based on any fact or circumstance arising from Parent’s, H&H Acquisition Sub’s or H&H Group’s past or current beneficial ownership, as applicable, of any Company Common Stock or other securities of the Company (including any claims relating to actual or alleged breaches of fiduciary or other duties by the Company’s or its Subsidiaries’ directors, officers or stockholders and any of their respective Representatives and any claims relating to the shares of Company Common Stock owned, of record or beneficially, by Steel or any of its Subsidiaries or Affiliates not being cancelled in the Merger pursuant to Section 2.01(c) in exchange for the Per Share Merger Consideration and instead being exchanged following the Merger for shares of common stock of Parent), whether based on contract or any applicable Law in any jurisdiction (collectively, the “Released Claims”).  Notwithstanding the foregoing, nothing in this Section 5.13 shall be deemed to release any rights or obligations of any Releasing Party pursuant to, subject to or under the terms of this Agreement or in connection with any of the transactions contemplated hereby (but for avoidance of doubt, any claim (other than a Permitted Claim) relating to the shares of Company Common Stock owned, of record or beneficially, by Steel or any of its Subsidiaries or Affiliates not being cancelled in the Merger pursuant to Section 2.01(c) in exchange for the Per Share Merger Consideration shall not be deemed to be a claim arising subject to, pursuant to or under the terms of this Agreement or in connection with any of the transactions contemplated hereby).  The terms and provisions of this Section 5.13 constitute essential terms and provisions of this Agreement, and the execution of this Agreement by Parent, H&H Acquisition Sub, H&H Group and Sub shall constitute the express agreement of each such party and its Affiliates to be bound by such terms and provisions.  For purposes of this Section 5.13, “Permitted Claim” means a claim relating to the shares of Company Common Stock owned, of record or beneficially, by Steel or any of its Subsidiaries or Affiliates not being cancelled in the Merger pursuant to Section 2.01(c) in exchange for the Per Share Merger Consideration and instead being exchanged following the Merger for shares of common stock of Parent that is based on or arises out of (i) any statement (whether oral, written or electronic) made by or at the direction of a Released Party made after the Effective Time that slanders or libels Parent, any of its Subsidiaries or Affiliates or any of their respective businesses, or (ii) any unlawful conduct after the Effective Time as a result of any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, entered into by or at the direction of a Released Party the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of Parent by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to any shares of any class or series of Parent, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of any shares of any class or series of Parent.  The provisions of this Section 5.13 are intended to be for the benefit of, and will be enforceable by, each Released Party, his, her or its heirs or successors and his, her or its representatives.

SECTION 5.14.  Waiver Concerning Unknown Claim.  The parties hereto intend for the release of claims provided hereunder to include unknown claims.  Accordingly, and after consulting with their counsel, the Releasing Parties waive any and all claims under or rights related to  California Civil Code Section 1542 (or any other similar law), which provides that:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

SECTION 5.15.  Covenant Not to Sue.  Effective as of the Effective Time, each Releasing Party hereby agrees not to sue and agrees that it and they will never assert, file, initiate, pursue, encourage, support, assist or join in any action, suit, claim, proceeding, arbitration, cause of action, or demand against any Released Party (i) relating to any of the Released Claims, or (ii) for document requests, interrogatories or other discovery relating to the Released Claims.  Prior to the Merger Closing, the parties hereto will, and will cause their Affiliates to, dismiss any and all pending litigation against any other parties hereto or against any of their respective Affiliates or Representatives, including Steel Partners Holdings, L.P. v, Robert J. Capozzi, Alan B. Howe, WM. Ellis Jackson, Mikel H. Williams and JPS Industries, Inc., C.A. No. 10583-VCG and Robert J. Capozzi and Alan B. Howe v. Jack L. Howard and John J. Quicke, C.A. No. 10431-VCG.

SECTION 5.16.  Non-Circumvention.  Each of the Company, Parent, H&H Acquisition Sub, H&H Group and Sub hereby covenants and agrees that it will not, by any voluntary action, or any inaction, avoid or seek to avoid the observance or performance of any of the terms of this Agreement or the Voting Agreement, and will at all times in good faith carry out all the provisions of this Agreement.

SECTION 5.17.  FIRPTA Certificate.  At or prior to the Merger Closing Date, the Company shall deliver to H&H Group a certificate substantially in the form of the sample certification set forth in Treasury Regulation Section 1.1445-2(c)(3)(i) that interests in the Company are not United States real property interests.

SECTION 5.18.  Standstill.  Each of Parent, H&H Acquisition Sub, H&H Group and Sub hereby covenants and agrees that, for a period commencing on the date hereof and ending on the earliest to occur of (i) the date that is thirty (30) days after the completion of the next annual meeting of the Company after the date of this Agreement, (ii) the valid termination of this Agreement by H&H Group pursuant to Section 7.01(c); (iii) the valid termination of this Agreement by H&H Group pursuant to Section 7.01(e)(i) or Section 7.01(e)(ii) if, in the case of Section 7.01(e)(ii), the Competing Proposal that is the subject of the Alternative Acquisition Agreement does not constitute a Superior Proposal (which, for the avoidance of doubt, is not permitted by the Company under the terms of this Agreement); (iv) if this Agreement has been (x) validly terminated by H&H Group pursuant to Section 7.01(e)(ii) and the Competing Proposal that is the subject of the Alternative Acquisition Agreement constitutes a Superior Proposal or (y) validly terminated by the Company pursuant to Section 7.01(f), the date that is thirty (30) days prior to the deadline for the submission of stockholders nominations for the next annual meeting of the Company after the date of this Agreement, if the Superior Proposal giving rise to the termination of this Agreement has not been consummated by such date; and (v) the written consent of the Company to the termination of the provisions of this Section 5.18 (the earliest of the foregoing events to occur, the “Standstill Expiration Date”), each of Parent, H&H Acquisition Sub, H&H Group and Sub, on behalf of itself and its Affiliates and Representatives, shall not, without the prior written consent of the Company and except as expressly contemplated by this Agreement, the Voting Agreement or the Affiliate Voting Agreement, directly or indirectly:  (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, or sell short or agree to sell short, directly or indirectly, any securities, or direct or indirect rights to acquire any securities (or any derivative based on or relating to such securities), of the Company or any of the Company’s Subsidiaries, or of any successor to or person in control of the Company, including Company Common Stock, or any assets of the Company or any of the Company’s Subsidiaries or of any such successor or controlling person; (b) seek or propose to influence or control the management or policies of the Company, make or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote any voting securities of the Company or any of the Company’s Subsidiaries, make or propose any stockholder proposal under Rule 14a-8 under the Exchange Act, or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company or any of the Company’s Subsidiaries; (c) make any public announcement with respect to, or submit a proposal for or offer of (with or without conditions), any merger, consolidation, acquisition, tender or exchange offer, share exchange, dual listed company structure, recapitalization, reorganization, joint venture, liquidation, dissolution, spin-off or split-off, business combination or other extraordinary transaction involving the Company or any of the Company’s Subsidiaries or any of their securities or assets; (d) seek election of or seek to place a director on the Company Board, or seek the removal of any director of the Company, or call or seek to have called any meeting of the stockholders of the Company or any “referendum” (whether or not precatory) of the stockholders of the Company, wage a consent solicitation, or execute any written consent in lieu of a meeting of the stockholders of the Company in connection with any of the foregoing matters; (e) enter into any discussions, negotiations, arrangements or understandings with or advise or assist any third party with respect to any of the foregoing, or otherwise form, join or in any way engage in discussions relating to the formation of, or participate in, a “group” within the meaning of Section 13(d)(3) of the Exchange Act or act as a co-bidder under Rule 14e-3 of the Exchange Act, in connection with any of the foregoing; or (f) request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this paragraph (including this sentence), other than through non-public communications with the Company or any of its Representatives that would not be reasonably determined to trigger public disclosure obligations for any party to this Agreement, or contest the validity of this paragraph (including this sentence); provided, however, that, for avoidance of doubt, nothing in this Section 5.18 shall limit or otherwise restrict any of Parent’s, H&H Acquisition Sub’s, H&H Group’s or Sub’s rights pursuant to Section 4.02(e) and Section 4.02(f) during the term of this Agreement.  Parent, H&H Acquisition Sub, H&H Group and Sub shall promptly advise the Company of any inquiry or proposal made to Parent, H&H Acquisition Sub, H&H Group or Sub with respect to any of the foregoing.

SECTION 5.19.  Restriction on Amendments to Charter.  During the period beginning on the date hereof through the Standstill Expiration Date (provided, that for purposes of this Section 5.19, in the definition of “Standstill Expiration Date”, clause (ii) shall state “the valid termination of this Agreement by the Company pursuant to Section 7.01(d)” in lieu of the language in clause (ii) of such definition), the Company agrees that it shall not (a) amend the Company Certificate of Incorporation to restrict or eliminate the ability of the Company’s stockholders to act by written consent or (b) amend the Company Certificate of Incorporation or Company By-Laws to adversely affect the ability of the Company’s stockholders to (i) nominate directors (including any change to the procedures to nominate directors), (ii) remove directors, (iii) fill vacancies on the Company Board, (iv) call a special meeting of stockholders of the Company or (v) amend the Company By-Laws.

ARTICLE VI

Conditions Precedent to the Merger

SECTION 6.01.  Conditions to Each Party’s Obligation.  The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a)  Aggregate Stockholder Approval.  The Aggregate Stockholder Approval shall have been obtained.

(b)  No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction (collectively, “Restraints”), other than any Restraint sought or initiated by the Company, Parent, H&H Acquisition Sub, H&H Group, Sub or any of their respective Affiliates, shall be in effect enjoining or otherwise prohibiting the consummation of the Merger.

(c)  HSR Act.  Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

SECTION 6.02.  Conditions to the Company’s Obligation.  The obligation of the Company to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a)  Representations and Warranties.  The representations and warranties of Parent, H&H Acquisition Sub, H&H Group and Sub set forth in this Agreement shall be true and correct as of the Merger Closing Date as though made as of the Merger Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not, individually or in the aggregate, have, or reasonably be expected to have, a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Parent Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded).

(b)  Performance of Obligations of Parent, H&H Acquisition Sub, H&H Group and Sub.  Parent, H&H Acquisition Sub, H&H Group and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c)  Payment of Merger Consideration to Paying Agent.  Parent, H&H Acquisition Sub, H&H Group or Sub shall have deposited sufficient funds with the Paying Agent for it to distribute the Merger Consideration and the Award Amounts (other than as contemplated by Section 2.03(b)) to which stockholders of the Company and holders of Company Awards shall become entitled pursuant to this Agreement.

(d)  Unaffiliated Stockholder Approval. The Unaffiliated Stockholder Approval shall have been obtained.

SECTION 6.03.  Conditions to Parent’s, H&H Acquisition Sub’s, H&H Group’s and Sub’s Obligations.  The obligation of Parent, H&H Acquisition Sub, H&H Group and Sub to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a)  Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Merger Closing Date as though made as of the Merger Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded).

(b)  Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)  No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.  For avoidance of doubt, in no event shall Parent, H&H Acquisition Sub, H&H Group or Sub be entitled or permitted to rely on this Section 6.03(c) with respect to or in connection with any change, effect, event or occurrence that occurred prior to the date hereof, regardless of whether or not such change, effect, event or occurrence is first discovered or made known after the date of this Agreement, or if the consequences of such change, effect, event or occurrence occur or result, are first discovered or made known, after the date of this Agreement.

SECTION 6.04.  Frustration of Closing Conditions.  None of Parent, H&H Acquisition Sub, H&H Group, Sub or the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VII

Termination, Amendment and Waiver

SECTION 7.01.  Termination.  This Agreement may be terminated at any time prior to the Effective Time:

(a)  by mutual written consent of H&H Group and the Company;

(b)  by either H&H Group or the Company:

(i)  if the Merger Closing Date has not occurred on or before the date that is one hundred fifty (150) days after the date hereof (as such date may be extended pursuant to Section 7.01(c), Section 7.01(d) or Section 8.09, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if the failure of such party to perform any of its obligations under this Agreement, its failure to act in good faith or its failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, including to the extent required by and subject to Section 5.03 and Section 5.04, has been a principal cause of or resulted in the failure of the Merger Closing Date to occur on or before such date (it being understood that Parent, H&H Acquisition Sub, H&H Group, Sub and their respective Affiliates and Representatives shall be deemed a single party for purposes of the foregoing proviso);

(ii)  if any Restraint shall be in effect enjoining or otherwise prohibiting the Merger shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have used its reasonable best efforts to prevent the entry of and to remove such Restraint in accordance with its obligations under this Agreement (including Section 5.03 and Section 5.04) (it being understood that Parent, H&H Acquisition Sub, H&H Group, Sub and their respective Affiliates and Representatives shall be deemed a single party for purposes of the foregoing proviso); or

(c)  by H&H Group, if the Company shall have violated, breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which violation, breach or failure to perform (i) would result in the failure of a condition set forth in Section 6.01 or Section 6.03 and (B) has not been cured within twenty (20) business days after the delivery of written notice by H&H Group to the Company (provided, that if such twenty (20) business day period extends through the Outside Date, the Outside Date shall be extended to the end of such twenty (20) business day period) stating H&H Group’s intention to terminate this Agreement pursuant to this Section 7.01(c) and the basis for such termination, but only so long as Parent, H&H Acquisition Sub, H&H Group, Sub and their respective Affiliates shall not have violated, breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement, which violation, breach or failure to perform has not been cured at the time of such termination and would result in the failure of a condition set forth in Section 6.01 or Section 6.02;

(d)  by the Company, if Parent, H&H Acquisition Sub, H&H Group or Sub shall have violated, breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which violation, breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.01 or Section 6.02 and (B) has not been cured within twenty (20) business days after the delivery of written notice by the Company to H&H Group (provided, that if such twenty (20) business day period extends through the Outside Date, the Outside Date shall be extended to the end of such twenty (20) business day period) stating the Company’s intention to terminate this Agreement pursuant to this Section 7.01(d) and the basis for such termination, but only so long as the Company shall not have violated, breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which violation, breach or failure to perform has not been cured at the time of such termination and would result in the failure of a condition set forth in Section 6.01 or Section 6.03;

(e)  by H&H Group prior to obtaining any of the Stockholder Approvals, (i) in the event that an Adverse Recommendation Change shall have occurred (whether or not in compliance with Section 4.02), or (ii) if the Company enters into an Alternative Acquisition Agreement or if the Company publicly states that the Company will enter into an Alternative Acquisition Agreement (whether or not in compliance with Section 4.02);

(f)  by the Company, if prior to obtaining the Stockholder Approvals, a majority of the members of the Company Board (or a committee thereof, including the Special Committee) determine to enter into a definitive agreement with respect to a Superior Proposal pursuant to Section 4.02(d) and Section 4.02(e);

(g)  by H&H Group or the Company, in either case, no earlier than one (1) day after the Stockholders’ Meeting if the Aggregate Stockholder Approval shall not have been obtained at the Stockholders’ Meeting; provided, however, that the right to terminate this Agreement under this Section 7.01(g) shall not be available to any party hereto if such party, or any of such party’s Affiliates or Representatives, fail to perform, breach or violate, in any material respect, any of its or its Affiliates’ or Representatives’ obligations under this Agreement, the Voting Agreement or the Affiliate Voting Agreement, as applicable (it being understood that Parent, H&H Acquisition Sub, H&H Group and Sub shall be deemed a single party for purposes of the foregoing proviso); or

(h)  by the Company no earlier than one (1) day after the date of the Stockholders’ Meeting if the Unaffiliated Stockholder Approval shall not have been obtained at the Stockholders’ Meeting.

SECTION 7.02.  Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, H&H Acquisition Sub, H&H Group, Sub or the Company, other than the provisions of (a) the last sentence of Section 5.02 and (b) Section 5.07, Section 5.18 (but only to the extent provided therein), Section 5.19 (but only to the extent provided therein), this Section 7.02, Article VIII and the Confidentiality Agreement, all of which shall survive such termination, and except for any material and willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement (which material and willful breach and liability therefor shall not be affected by termination of this Agreement).  For avoidance of doubt, if the Effective Time occurs, Section 5.13, Section 5.14 and Section 5.15 shall survive.

SECTION 7.03.  Amendment.  This Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto at any time before or after receipt of the Stockholder Approvals (it being understood that Parent, H&H Acquisition Sub, H&H Group and Sub shall be deemed a single party for purposes of the this Section 7.03); provided, however, that after the Stockholder Approvals have been obtained, there shall be no amendment that by Law requires further approval by the stockholders of the Company without such approval having been obtained.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto (it being understood that Parent, H&H Acquisition Sub, H&H Group and Sub shall be deemed a single party for purposes of the this Section 7.03).

SECTION 7.04.  Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 7.03 and to the extent permitted by Law, waive compliance with any of the agreements or conditions contained herein (it being understood that Parent, H&H Acquisition Sub, H&H Group and Sub shall be deemed a single party for purposes of this Section 7.04); provided, in any such case, that no such action shall be taken by the Company unless it is taken upon the recommendation of the Special Committee.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party (it being understood that Parent, H&H Acquisition Sub, H&H Group and Sub shall be deemed a single party for purposes of this Section 7.04).  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 7.05.  Termination Fee and Expense Reimbursement.

(a)  If, but only if, (i) this Agreement is terminated (A) by H&H Group pursuant to Section 7.01(e) or (B) by the Company pursuant to Section 7.01(f) and (ii) (A) the Competing Proposal that results in the action or event that forms the basis for any of the terminations contemplated by Section 7.05(a)(i)(A) or Section 7.05(a)(i)(B) is first submitted, provided to or made known to the Company Board (or any committee thereof, including the Special Committee), or publicly announced to the Company’s stockholders by the person making the Competing Proposal, before the Solicitation Period End Date (or, in the case of an Exempt Person, before the Cut-Off Date), whether or not such Competing Proposal is thereafter amended, modified or changed in any manner after the Solicitation Period End Date (or, in the case of an Exempt Person, after the Cut-Off Date), or (B) the Adverse Recommendation Change that results in the action or event that forms the basis for the termination contemplated by Section 7.05(a)(i)(A) is in connection with an Intervening Event, then the Company shall pay, or cause to be paid, to H&H Group the Solicitation Period Termination Fee by wire transfer of immediately available funds (x) within two (2) business days after the termination date, in the case of Section 7.05(a)(i)(A) or (y) substantially concurrently with such termination, in the case of Section 7.05(a)(i)(B); provided, that if such Solicitation Period Termination Fee is not paid to H&H Group within two (2) business days following the termination of this Agreement pursuant to Section 7.01(f), such termination shall be null and void.

(b)  If, but only if, (i) this Agreement is terminated (A) by H&H Group pursuant to Section 7.01(e) (other than under the circumstance described in Section 7.05(a)(ii)(B)), or (B) by the Company pursuant to Section 7.01(f) and (ii) (A) the Competing Proposal that results in the action or event that forms the basis for any of the terminations contemplated by Section 7.05(b)(i)(A) or Section 7.05(b)(i)(B) is first submitted, provided to or made known to the Company Board (or any committee thereof, including the Special Committee), or publicly announced to the Company’s stockholders by the person making the Competing Proposal, after the Solicitation Period End Date, or (B) the Adverse Recommendation Change that results in the action or event that forms the basis for the termination contemplated by Section 7.05(b)(i)(A) is not made in connection with a Competing Proposal or an Intervening Event (which, for the avoidance of doubt, is not permitted by the Company under the terms of this Agreement), then the Company shall pay, or cause to be paid, to H&H Group the Post-Solicitation Period Termination Fee by wire transfer of immediately available funds (x) within two (2) business days after the termination date, in the case of Section 7.05(b)(i)(A) or (y) substantially concurrently with such termination, in the case of Section 7.05(b)(i)(B); provided, that if such Post-Solicitation Period Termination Fee is not paid to H&H Group within two (2) business days following the termination of this Agreement pursuant to Section 7.01(f), such termination shall be null and void.

(c)  If, but only if, (i) this Agreement is terminated (A) by the Company or H&H Group pursuant to Section 7.01(b)(i) and, at any time after the date of this Agreement, but prior to the Stockholders’ Meeting, a Competing Proposal shall have been publicly announced or been generally made known to the public, or becomes known to the Company Board (other than a Competing Proposal or disclosure of a Competing Proposal by or from Parent, Steel, H&H Acquisition Sub, H&H Group, Sub or any of their respective Affiliates or Representatives, including Mr. John Quicke or Mr. Jack Howard, or at the direction or instruction of Parent, Steel, H&H Acquisition Sub, H&H Group, Sub or any of their respective Affiliates or Representatives, including Mr. John Quicke or Mr. Jack Howard) and is not finally withdrawn or terminated prior to the Stockholders’ Meeting, or (B) by H&H Group pursuant to Section 7.01(c); provided, that the violation, breach or failure to perform by the Company as contemplated by Section 7.01(c) was a willful violation, breach or failure to perform by the Company, and prior to such willful violation, breach or failure to perform by the Company giving rise to the right of H&H Group to terminate this Agreement pursuant to Section 7.01(c), a Competing Proposal shall have been publicly announced or been generally made known to the public, or becomes known to the Company Board (other than a Competing Proposal or disclosure of a Competing Proposal by or from Parent, Steel, H&H Acquisition Sub, H&H Group, Sub or any of their respective Affiliates or Representatives, including Mr. John Quicke or Mr. Jack Howard, or at the direction or instruction of Parent, Steel, H&H Acquisition Sub, H&H Group, Sub or any of their respective Affiliates or Representatives, including Mr. John Quicke or Mr. Jack Howard) and is not finally withdrawn or terminated prior to such willful violation, breach or failure to perform by the Company, and, in each of the cases (A) and (B) only to the extent the initial Competing Proposal contemplated by clauses (A) or (B) is submitted, provided to or made known to the Company Board (or any committee thereof, including the Special Committee), or publicly announced to the Company’s stockholders or made generally known to the public by the person making the Competing Proposal, before the Solicitation Period End Date (or, in the case of an Exempt Person, before the Cut-Off Date), whether or not such Competing Proposal is thereafter amended, modified or changed in any manner after the Solicitation Period End Date (or, in the case of an Exempt Person, after the Cut-Off Date) and (ii) in any of cases (A) or (B) of Section 7.05(c)(i), within six (6) months after the date of such termination, the Company enters into a definitive agreement with respect to or consummates a Competing Proposal made by the same person who made the Competing Proposal contemplated by clauses (A) or (B) of Section 7.05(c)(i), then the Company shall pay, or cause to be paid, to H&H Group the Solicitation Period Termination Fee by wire transfer of immediately available funds substantially concurrently with the earlier to occur of the entry into the definitive agreement in connection with such Competing Proposal as contemplated by this Section 7.05(c) and the consummation of such Competing Proposal as contemplated by Section 7.05(c); provided, that for purposes of this Section 7.05(c), all references to “twenty percent (20%)” in the definition of “Competing Proposal” shall be deemed to be references to “fifty percent (50%)”.

(d)  If, but only if, (i) this Agreement is terminated (A) by the Company or H&H Group pursuant to Section 7.01(b)(i) and, at any time after the date of this Agreement, but prior to the Stockholders’ Meeting, a Competing Proposal shall have been publicly announced or been generally made known to the public, or becomes known to the Company Board (other than a Competing Proposal or disclosure of a Competing Proposal by or from Parent, Steel, H&H Acquisition Sub, H&H Group, Sub or any of their respective Affiliates or Representatives, including Mr. John Quicke or Mr. Jack Howard, or at the direction or instruction of Parent, Steel, H&H Acquisition Sub, H&H Group, Sub or any of their respective Affiliates or Representatives, including Mr. John Quicke or Mr. Jack Howard) and is not finally withdrawn or terminated prior to the Stockholders’ Meeting, or (B) by H&H Group pursuant to Section 7.01(c); provided, that the violation, breach or failure to perform by the Company as contemplated by Section 7.01(c) was a willful violation, breach or failure to perform by the Company, and prior to such willful violation, breach or failure to perform by the Company giving rise to the right of H&H Group to terminate this Agreement pursuant to Section 7.01(c), a Competing Proposal shall have been publicly announced or been generally made known to the public, or becomes known to the Company Board (other than a Competing Proposal or disclosure of a Competing Proposal by or from Parent, Steel, H&H Acquisition Sub, H&H Group, Sub or any of their respective Affiliates or Representatives, including Mr. John Quicke or Mr. Jack Howard, or at the direction or instruction of Parent, Steel, H&H Acquisition Sub, H&H Group, Sub or any of their respective Affiliates or Representatives, including Mr. John Quicke or Mr. Jack Howard) and is not finally withdrawn or terminated prior to such willful violation, breach or failure to perform by the Company, in each of the cases (A) and (B) only to the extent the initial Competing Proposal contemplated by clauses (A) or (B) is submitted, provided to or made known to the Company Board (or any committee thereof, including the Special Committee), or publicly announced to the Company’s stockholders or made generally known to the public by the person making the Competing Proposal, after the Solicitation Period End Date and (ii) in any of cases (A) or (B) of Section 7.05(d)(i), within six (6) months after the date of such termination, the Company enters into a definitive agreement with respect to or consummates a Competing Proposal made by the same person who made the Competing Proposal contemplated by clauses (A) or (B) of Section 7.05(d)(i), then the Company shall pay, or cause to be paid, to H&H Group the Post-Solicitation Period Termination Fee by wire transfer of immediately available funds substantially concurrently with the earlier to occur of the entry into the definitive agreement in connection with such Competing Proposal as contemplated by this Section 7.05(d) and the consummation of such Competing Proposal as contemplated by Section 7.05(d); provided, that for purposes of this Section 7.05(d), all references to “twenty percent (20%)” in the definition of “Competing Proposal” shall be deemed to be references to “fifty percent (50%)”.

(e)  Notwithstanding anything to the contrary set forth in this Agreement, acceptance by H&H Group of any Termination Fee due under Section 7.05 shall constitute acceptance by Parent, H&H Acquisition Sub, H&H Group and Sub of the validity of any termination of this Agreement and acceptance by H&H Group of any Termination Fee due under Section 7.05 shall constitute the sole and exclusive remedy of Parent, H&H Acquisition Sub, H&H Group and Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.  Notwithstanding anything to the contrary set forth in this Agreement, in no event shall the Company be required to pay any Termination Fee on more than one occasion or be required to pay both the Solicitation Period Termination Fee and the Post-Solicitation Period Termination Fee.  If a person is designated by Parent, H&H Acquisition Sub, H&H Group or Sub to receive any Termination Fee when payable pursuant to the terms of this Agreement, then, if paid to such designee, the Termination Fee shall be deemed paid pursuant to the terms of this Agreement.

(f)  Each of the parties acknowledge that the agreements contained in this Section 7.05 are an integral part of the transactions contemplated by this Agreement and that without these agreements, Parent, H&H Acquisition Sub, H&H Group, Sub and the Company would not enter into this Agreement.  If the Company fails to timely pay any amounts due to H&H Group pursuant to this Section 7.05, then the Company shall reimburse Parent and H&H Group for all costs and expenses actually incurred or accrued by Parent and H&H Group (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.05.

ARTICLE VIII

General Provisions

SECTION 8.01.  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 8.02.  Notices.  Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given when delivered, if delivered personally, faxed (with confirmation), emailed (which states in the subject line of such electronic mail that it is a notice under this Section 8.02 and which is not returned with an undeliverable, delayed or similar message) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent, H&H Acquisition Sub, H&H Group or Sub, to:

Handy & Harman Ltd.
1133 Westchester Avenue
Suite N222
White Plains, New York 10604
Attention:  General Counsel
Fax: (914) 696-8686
email: mmacmanus@steelpartners.com

with a copy to:

Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Attention: Steve Wolosky, Esq.
Fax: (212) 451-2222
Email: swolosky@olshanlaw.com

if to the Company, to:

JPS Industries, Inc.
55 Beattie Place
Suite 1510
Greenville, South Carolina 29601
Attention: Mikel Williams, Chief Executive Officer
Fax: (864) 271-9939
Email: mwilliams@jps-industries.com

with a copy to:

O’Melveny & Myers LLP
Two Embarcadero Center, 28th Floor
San Francisco, California 94111
Attention: C. Brophy Christensen, Esq.
Fax: (415) 984-8701
Email: bchristensen@omm.com

and

Wyche, P.A.
44 East Camperdown Way
Greenville, South Carolina 29601
Attention: Melinda Davis Lux, Esq.
Fax: (864) 235-8900
Email: mdavislux@wyche.com

SECTION 8.03.  Definitions.  For purposes of this Agreement:

A.      an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

B.      “business day” means any day, other than a Saturday or Sunday, on which banks in the City of New York are not required or authorized by Law or executive order to be closed;

C.      “Code” means the Internal Revenue Code of 1986, as amended;

D.      “Company Disclosure Letter” means the letter dated as of the date of this Agreement delivered by the Company to Parent, H&H Acquisition Sub, H&H Group and Sub;

E.      “Company Stock Plan” means the JPS Industries, Inc. 2008 Stock Incentive Plan;

F.      “Confidentiality Agreement” means collectively, (i) that certain Confidentiality Agreement, dated February 10, 2015, by and between the Company, the Special Committee and Parent and (ii) that certain Confidentiality Agreement, dated February 10, 2015, by and between the Company, the Special Committee and Steel;

G.      “DGCL” means the General Corporation Law of the State of Delaware;

H.      “Electronic Data Room” means the electronic data room maintained by the Company for purposes of the Merger and the other transactions contemplated by this Agreement;

I.      “Exchange Act” means the Securities Exchange Act of 1934, as amended, and together with the rules and regulations promulgated thereunder;

J.      “Exempted Person” means any person, group of persons, or group that includes any person (so long as such person and the other members of such group, if any, who were members of such group immediately prior to the Solicitation Period End Date constitute at least fifty percent (50%) of the equity financing of such group at all times following the Solicitation Period End Date and prior to the termination of this Agreement) from whom the Company or any of its Representatives has received a Competing Proposal after the execution of this Agreement and prior to the Solicitation Period End Date that a majority of the members of the Company Board determine, as of the Solicitation Period End Date (and provides written notice to Parent of such determination at such time), in good faith, after consultation with its financial and legal advisor is bona fide and constitutes, or is reasonably likely to lead to, a Superior Proposal.

K.      “fully-diluted basis” means the number of shares of Company Common Stock then issued and outstanding, plus the number of shares of Company Common Stock issuable upon the exercise of all outstanding Company Stock Options, warrants and other rights to purchase shares of Company Common Stock with an exercise price per share of Company Common Stock less than the Per Share Merger Consideration;

L.      “GAAP” means generally accepted accounting principles of the United States.

M.      “H&H Group Disclosure Letter” means the letter dated as of the date of this Agreement delivered by H&H Group to the Company;

N.      “Knowledge” means (i) with respect to the Company, the actual knowledge of any of the persons set forth in Section 8.03(n) of the Company Disclosure Letter and (ii) with respect to Parent, H&H Acquisition Sub, H&H Group or Sub, the actual knowledge of any of the officers of Parent, H&H Acquisition Sub, H&H Group and Sub;

O.      “Material Adverse Effect” means, except as provided in Section 8.3(o) of the Company Disclosure Letter, any change, effect, event or occurrence that, individually or in the aggregate with all other changes, effects, events or occurrences, has or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided that none of the following, nor any change, effect, event or occurrence arising or resulting therefrom, shall either alone or in combination constitute, or be taken into account in determining whether there has been, a Material Adverse Effect:  (i) general economic, credit, capital or financial markets or political conditions in the United States or elsewhere in the world, including with respect to interest rates or currency exchange rates, (ii) any outbreak or escalation of hostilities, acts of war (whether or not declared), sabotage or terrorism, (iii) any hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster, (iv) any change in applicable Law or GAAP (or authoritative interpretation or enforcement thereof), (v) general conditions in the industries in which the Company and its Subsidiaries operate, (vi) the failure, in and of itself, of the Company to meet or any revision to any internal or published projections, forecasts, budgets, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes or prospective changes in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Material Adverse Effect if such facts are not otherwise excluded under this definition), (vii) the announcement, pendency or consummation of this Agreement, the Affiliate Voting Agreement or the Voting Agreement or the transactions contemplated hereby or thereby, including (A) any lawsuit in respect of this Agreement, the Affiliate Voting Agreement or the Voting Agreement or the transactions contemplated hereby or thereby, (B) compliance with the covenants contained herein or therein or taking any action, or not taking any action, as expressly permitted herein or therein, (C) the identity of Parent, H&H Acquisition Sub, H&H Group or Sub as the acquirer of the Company and (D) any loss of or change in relationship with any customer, supplier, vendor or other business partner, or departure of any employee or officer, of the Company or any of its Subsidiaries, (viii) any legal proceeding or action taken by Parent, H&H Group, H&H Acquisition Sub, Sub, Steel or any of their respective Affiliates or Representatives against the Company, its Subsidiaries or any of their respective Affiliates or Representatives, or (ix) (A) any action taken by the Company or its Subsidiaries at the written request of Parent, H&H Acquisition Sub, H&H Group or Sub or any of their respective Representatives, or with the written consent of Parent, H&H Acquisition Sub, H&H Group or Sub or any of their respective Representatives or (B) the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement to the extent that Parent, H&H Acquisition Sub, H&H Group or Sub fails to give its consent promptly after receipt of a written request therefor; provided, however, that the exceptions in clauses (i), (ii), (iii) and (iv) shall not apply to the extent that the Company and its Subsidiaries are disproportionately affected thereby compared to other participants in the industry or industries in which they operate;

P.      “NASDAQ” shall mean the Nasdaq Stock Market;

Q.      “Parent Material Adverse Effect” means any change, effect, event or occurrence that, individually or in the aggregate with all other changes, effects, events or occurrences, has or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Parent, H&H Acquisition Sub, H&H Group, Sub and their respective Subsidiaries, taken as a whole; provided that none of the following, nor any change, effect, event or occurrence arising or resulting therefrom, shall either alone or in combination constitute, or be taken into account in determining whether there has been, a Parent Material Adverse Effect:  (i) general economic, credit, capital or financial markets or political conditions in the United States or elsewhere in the world, including with respect to interest rates or currency exchange rates, (ii) any outbreak or escalation of hostilities, acts of war (whether or not declared), sabotage or terrorism, (iii) any hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster, (iv) any change in applicable Law or GAAP (or authoritative interpretation or enforcement thereof), (v) general conditions in the industries in which Parent and its Subsidiaries operate, (vi) the failure, in and of itself, of Parent to meet or any revision to any internal or published projections, forecasts, budgets, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes or prospective changes in the market price or trading volume of Parent’s common stock or the credit rating of Parent (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Parent Material Adverse Effect if such facts are not otherwise excluded under this definition), (vii) the announcement, pendency or consummation of this Agreement, the Affiliate Voting Agreement, the Voting Agreement or the transactions contemplated hereby or thereby, including (A) any lawsuit in respect of this Agreement, the Affiliate Voting Agreement or the Voting Agreement or the transactions contemplated hereby or thereby, (B) compliance with the covenants contained herein or therein or taking any action, or not taking any action, as expressly permitted herein or therein, (C) the identity of the Company as the target company and (D) any loss of or change in relationship with any customer, supplier, vendor or other business partner, or departure of any employee or officer, of Parent or any of its Subsidiaries, (viii) any legal proceeding or action taken by the Company, its Subsidiaries or any of their respective Affiliates or Representatives against Parent, H&H Group, H&H Acquisition Sub, Sub or any of their respective Affiliates or Representatives, or (ix) (A) any action taken by Parent, H&H Acquisition Sub, H&H Group, Sub or their respective Subsidiaries at the written request of the Company or any of its Representatives, or with the written consent of the Company or any of its Representatives or (B) the failure to take any action by Parent, H&H Acquisition Sub, H&H Group, Sub or their respective Subsidiaries if that action is prohibited by this Agreement to the extent that the Company fails to give its consent promptly after receipt of a written request therefor; provided, however, that the exceptions in clauses (i), (ii), (iii) and (iv) shall not apply to the extent that Parent and its Subsidiaries are disproportionately affected thereby compared to other participants in the industry or industries in which they operate;

R.      “Permitted Liens” mean (i) mechanics’, carriers’, workmen’s, materialmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (ii) Liens for taxes, assessments and other governmental charges and levies that are not due and payable or that may thereafter be paid without interest or penalty, (iii) any conditions that would be disclosed by a current, accurate survey or physical inspection, (iv) Liens (other than liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted, (v) zoning, building and other similar codes and regulations, (vi) Specified Real Property Subleases and other leases, subleases and similar agreements under which the Company or any of its Subsidiaries is the landlord or the sublandlord and which are not required to be listed in Section 3.01(n)(iii) of the Company Disclosure Letter, (vii) Liens affecting the interest of the grantor under any easements benefiting Owned Real Property, and (viii) Liens granted in favor of Wells Fargo Bank, National Association (“Wells Fargo”) pursuant to the Loan and Security Agreement, dated as of August 6, 2007, by and among the Company, its Subsidiaries, and Wells Fargo, as amended (the “Wells Fargo Line of Credit”);

S.      “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

T.      “Post-Solicitation Period Termination Fee” means two million one hundred seventy-five thousand dollars ($2,175,000).

U.      “Representative” means, with respect to any person, the directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives of such person;

V.      “SEC” means the Securities and Exchange Commission;

W.      “Securities Act” means the Securities Act of 1933, as amended, and together with the rules and regulations promulgated thereunder;

X.      “Solicitation Period Termination Fee” means one million dollars ($1,000,000).

Y.      “Special Committee” means the special committee of the Company Board formed on June 9, 2014, as such committee shall be comprised from time to time;

Z.      a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person;

AA.   “Termination Fee” means either the Solicitation Period Termination Fee or the Post-Solicitation Period Termination Fee and “Termination Fees” shall mean both the Solicitation Period Termination Fee and the Post-Solicitation Period Termination Fee.

BB.    “Third Party” means any person or group other than Parent, H&H Acquisition Sub, H&H Group, Sub and their respective Affiliates, or any person acting upon the direction or encouragement of Parent, H&H Acquisition Sub, H&H Group, Sub or their respective Affiliates or Representatives, including Mr. John Quicke or Mr. Jack Howard.

SECTION 8.04.  Interpretation.  When a reference is made in this Agreement to an Article, Section, Annex or Exhibit, such reference shall be to an Article or a Section of, or an Annex or Exhibit to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The word “will” shall be construed to have the same meaning and effect of the word “shall”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.  References to a person are also to its permitted successors and assigns.  The word “or” when used in this Agreement is not exclusive.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  The phrases “given access to”, “made available to” or any similar terms and phrases with respect to H&H Group shall be deemed satisfied by the Company if made available to or given access to Parent or any of their respective Representatives or Affiliates.

SECTION 8.05.  Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile or .pdf), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.06.  Entire Agreement; Third-Party Beneficiaries.  This Agreement, together with the Confidentiality Agreement, the Affiliate Voting Agreement and the Voting Agreement, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter of this Agreement, the Confidentiality Agreement, the Affiliate Voting Agreement and the Voting Agreement; provided that the Confidentiality Agreement shall survive the execution and delivery of this Agreement, and (b) except for the provisions of Section 5.06 and Section 5.13, are not intended to confer upon any person other than the parties hereto any legal or equitable rights or remedies.

SECTION 8.07.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.08.  Governing Law and Venue; Waiver of Jury Trial.  (a)  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under any applicable principles of conflicts of laws thereof.  Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any action, suit or other proceeding arising out of or relating to this Agreement or the actions of Parent, H&H Acquisition Sub, H&H Group, Sub or the Company in the negotiation, administration, performance and enforcement thereof, and each of the parties hereby irrevocably agrees that all claims with respect to such action or proceeding may be heard and determined exclusively in any Delaware state or Federal court.  Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any Federal court sitting in the State of Delaware in the event any action, suit or other proceeding arises out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any action, suit or other proceeding arising out of or relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, on behalf of itself or its property, by U.S. registered mail to such party’s respective address set forth above, and nothing in this Section 8.08 shall affect the right of any party to serve legal process in any other manner permitted by Law and (iv) agrees that it will not bring any action relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery (or, if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware).  The parties hereto agree that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b)  Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement.  Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 8.08(b).

SECTION 8.09.  Remedies.  The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case, in accordance with Section 8.08, without proof of damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity.  The parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.  If, prior to the Outside Date, any party brings any action, in each case, in accordance with Section 8.08 or the corresponding provision in the Voting Agreement or the Affiliate Voting Agreement, to enforce specifically the performance of the terms and provisions of this Agreement, the Voting Agreement or the Affiliate Voting Agreement by any other party hereto or thereto, the Outside Date shall automatically be extended by (x) the amount of time during which such action is pending, plus twenty (20) business days or (y) such other time period established by the court presiding over such action, as the case may be.  For the avoidance of doubt, if the Company breaches this Agreement (including if either the Company Board or any committee thereof shall make an Adverse Recommendation Change not in connection with a Superior Proposal or an Intervening Event, and notwithstanding such Adverse Recommendation Change, the Stockholder Approvals are obtained) H&H Group may seek specific performance as provided in this Section 8.09; provided, however, that if a court of competent jurisdiction grants such request for specific performance and the Merger Closing occurs none of Parent, H&H Group, H&H Acquisition Sub or Sub shall be entitled to receive the Post-Solicitation Period Termination Fee or the Solicitation Period Termination Fee.

SECTION 8.10.  Severability.  If any term, condition or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

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IN WITNESS WHEREOF, Parent, H&H Acquisition Sub, H&H Group, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

HANDY & HARMAN LTD.

By:	/s/ James F. McCabe, Jr.
	Name:	James F. McCabe, Jr.
	Title:	Chief Financial Officer

HANDY & HARMAN GROUP, LTD.

By:	/s/ James F. McCabe, Jr.
	Name:	James F. McCabe, Jr.
	Title:	Senior Vice President

HNH GROUP ACQUISITION LLC

By:	/s/ James F. McCabe, Jr.
	Name:	James F. McCabe, Jr.
	Title:	Senior Vice President

HNH GROUP ACQUISITION SUB LLC

By:	/s/ James F. McCabe, Jr.
	Name:	James F. McCabe, Jr.
	Title:	Senior Vice President

JPS INDUSTRIES, INC.

By:	/s/ Mikel H. Williams
	Name:	Mikel H. Williams
	Title:	President and Chief Executive Officer